Exhibit 4.22

Dated 19 November 2015

FILONIKIS PRODUCT CARRIER S.A.

HELIOS PRODUCT CARRIER S.A.

HERCULES PRODUCT CARRIER S.A.

IASON PRODUCT CARRIER S.A. and

ARCHON PRODUCT CARRIER S.A.

as joint and several Borrowers

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

ING BANK N.V., LONDON BRANCH

as Facility Agent and Security Trustee

and

ING BANK N.V.

as Swap Bank

LOAN AGREEMENT

relating to a pre-and post-delivery secured term loan facility of up to US$97,830,000 to refinance in part and to finance part of the construction and acquisition cost of five product oil/chemical tankers being constructed by

Samsung Heavy Industries (Ningbo) Co. Ltd., the People’s Republic of China

Index

Clause		Page

1	Interpretation	2
2	Facility	25
3	Position of the Lenders, the Swap Bank and the Majority Lenders	25
4	Drawdown and Dropdown Option	27
5	Interest	29
6	Interest Periods	31
7	Default Interest	32
8	Repayment and Prepayment	33
9	Conditions Precedent /Subsequent	38
10	Representations and Warranties	39
11	General Undertakings	44
12	Corporate Undertakings	48
13	Insurance	49
14	Ship covenants	55
15	Security Cover	60
16	Payments and Calculations	62
17	Application of Receipts	65
18	Application of Earnings	66
19	Event of Default	67
20	Fees and Expenses	73
21	Indemnities	74
22	No Set-Off or Tax Deduction	77
23	Illegality, etc	82
24	Increased Costs	82
25	Set-Off	84
26	Transfers and Changes in Lending Offices	85
27	Variations and Waivers	91
28	Notices	92
29	Joint and Several Liability	95
30	Confidentiality	96
31	Supplemental	100
32	Law and Jurisdiction	100

THIS LOAN AGREEMENT is made on 19 November 2015

BETWEEN:

(1)	FILONIKIS PRODUCT CARRIER S.A., HELIOS PRODUCT CARRIER S.A., HERCULES PRODUCT CARRIER S.A., IASON PRODUCT CARRIER S.A. and ARCHON PRODUCT CARRIER S.A., each being a corporation in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (together, the “Borrowers”).

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders.

(3)	ING BANK N.V. as Swap Bank.

(4)	ING BANK N.V., London Branch as Facility Agent and Security Trustee.

WHEREAS

(A)	The Lenders have agreed to make available to the Borrowers, or, following a Dropdown (as defined below), to the Borrowers that are members of the relevant Group, a pre- and post-delivery secured term loan facility (divided into 5 tranches) of up to US$97,830,000 in aggregate for the purpose of:

(i)	in the case of Tranche A (as defined below), being in an amount of up to the lower of (i) $19,530,000 and (ii) 60 per cent. of the market value of m.t. “AMOR”, a 2015 -built medium range product tanker, and to be made available in one advance to refinance part of the acquisition cost of such ship;

(ii)	in the case of Tranche B (as defined below), being in an amount of up to the lower of (i) $19,530,000 and (ii) 60 per cent. of the market value of one product oil/chemical tanker with Builder’s Hull No. 104 (ex Hull No. 030) on its delivery date and to be made available in one advance to finance the delivery instalment in connection with the acquisition cost of such ship and, as the case may be, refinance certain pre-delivery instalments;

(iii)	in the case of Tranche C (as defined below), being in an amount of up to the lower of (i) $19,530,000 and (ii) 60 per cent. of the market value of one product oil/chemical tanker with Builder’s Hull No. 105 on its delivery date and to be made available in one advance to finance the delivery instalment in connection with the acquisition cost of such ship and, as the case may be, refinance certain pre-delivery instalments;

(iv)	in the case of Tranche D (as defined below), being in an amount of up to the lower of (i) $19,530,000 and (ii) 60 per cent. of the market value of one product oil/chemical tanker with Builder’s Hull No. 106 on its delivery date and to be made available in one advance or, as the case may be, in multiple advances to finance the delivery instalment in connection with the acquisition cost of such ship and to finance or, as the case may be, refinance certain pre-delivery instalments; and

(v)	in the case of Tranche E (as defined below), being in an amount of up to the lower of (i) $19,710,000 and (ii) 60 per cent. of the market value of one product oil/chemical tanker with Builder’s Hull No. 107 on its delivery date and to be made available in one advance or, as the case may be, in multiple advances to finance the delivery instalment in connection with the acquisition cost of such ship and to finance or, as the case may be, refinance certain pre-delivery instalments.

(B)	The Swap Bank may agree to enter into interest rate swap transactions with each Borrower from time to time to hedge that Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Bank have agreed to share in the security to be granted to the Security Trustee pursuant to this Agreement with the obligations of the Borrowers to the Swap Bank being subordinated to those of the Borrowers to the Lenders.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5, in this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Service Limited or a comparable rating from an internationally recognised credit rating agency which is approved by the Majority Lenders;

“Accounts Pledge” means, in respect of each Earnings Account, a pledge agreement creating security in respect of that Earnings Account, in the Agreed Form, and in the plural means all of them;

“Advance” means the principal amount of each borrowing by the Borrowers (or any of them) under this Agreement;

“Affected Borrower” means a Borrower that is the subject of a Dropdown and in respect of which the conditions stated in paragraphs (a) to (f) of Clause 4.9 have been satisfied and in the plural means all of them;

“Affected Clauses” has the meaning given in Clause 29.2;

“Affected Lender” has the meaning given in Clause 5.6;

“Age” means, in relation to a Ship at any time, the number of whole years having elapsed from the year in which the construction of that Ship was completed;

“Agency and Trust Agreement” means the agency and trust agreement executed or to be executed between the Borrowers, the Lenders, the Swap Bank and the Security Trustee in the Agreed Form;

“Agreed Form” means, in relation to any document, that document in the form approved in writing by the Facility Agent acting reasonably (acting on the instructions of the Majority Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Approved Broker” means each of ACM Braemar, Arrow Valuations (London), H. Clarksons & Co. Ltd., Barry Rogliano Sales, Maersk Brokers K/S, Howe Robinson & Co. Ltd Shipbrokers and SSY Valuation Services Ltd. or any other brokers approved by the Majority Lenders and in the plural means all of them;

“Approved Charterer” means a charterer acceptable in all respects to the Lenders such acceptance not to be unreasonably withheld, delayed or conditioned and to be deemed given in respect of the Guarantor or any of its wholly-owned subsidiaries (subject to a full performance guarantee of the Guarantor) Provided that no more than three Ships are chartered to the Guarantor or such subsidiaries at any time;

“Approved Flag” means the Liberia or Marshall Islands or Panama or Cyprus or Malta flag or such flag as the Facility Agent may, with the authorisation of all the Lenders, approve as the flag on which a Ship shall be registered, such approval not to be unreasonably withheld;

“Approved Flag State” means any country in which the Facility Agent may with the authorisation of all the Lenders, approve that a Ship be registered, such approval not to be unreasonably withheld;

“Approved Manager” means, in relation to a Ship, Capital Ship Management Corp., a company incorporated in Panama having its registered office at Hong Kong Bank Building, 6th floor, Samuel Lewis Avenue, Panama, Republic of Panama, or any other company which the Lenders may approve (such approval not to be unreasonably withheld) from time to time as the commercial, technical and/or operational manager of that Ship;

“Approved Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee in the terms required by the Security Trustee agreeing certain matters in relation to the Approved Manager serving as the manager of the Ship and subordinating the rights of the Approved Manager against such Ship and the Borrower which is the owner thereof to the rights of the Creditor Parties under the Finance Documents, in the Agreed Form and in the plural means all of them;

“Availability Period” means the period commencing on the date of this Agreement and ending in respect of:

(a)	Tranche A, 31 December 2015; and

(b)	each other Tranche, on the earlier of:

(i)	the Delivery Date of the Ship to which that Tranche relates; and

(ii)	the latest delivery date permitted under the Shipbuilding Contract to which that Tranche relates (being the earliest date on which the Borrower which is a party to that Shipbuilding Contract may cancel, rescind or terminate the Shipbuilding Contract for delay);

“Balloon Instalment” has the meaning given to that term in Clause 8.1(b)(ii);

“Basel III” means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(b)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Borrower” means each of Borrower A, Borrower B, Borrower C, Borrower D and Borrower E, and in the plural, means all of them;

“Borrower A” means Filonikis Product Carrier S.A., a corporation incorporated in Liberia, whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Borrower B” means Helios Product Carrier S.A., a corporation incorporated in Liberia, whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Borrower C” means Hercules Product Carrier S.A., a corporation incorporated in Liberia, whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Borrower D” means Iason Product Carrier S.A., corporation incorporated in the Republic of Liberia, whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Borrower E” means Archon Product Carrier S.A., a corporation incorporated in Liberia, whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Builder” means Samsung Heavy Industries (Ningbo) Co. Ltd., a corporation organised and existing under the laws of the People’s Republic of China whose principal office is at No.18 Haven Road, Beilun District, Ningbo, the People’s Republic of China;

“Builder’s Parent” means Samsung Heavy Industries Co., Ltd., a corporation organised and existing under the laws of South Korea whose registered office is at Samsung Life Seocho Tower 1321-14, Seocho-Dong, Seocho-GU, Seoul, South Korea;

“Break Costs” has the meaning given in Clause 21.2;

“Business Day” means a day on which banks are open in London, Athens and Piraeus and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Chartered Ship” has the meaning given in Clause 4.9;

“Charterparty” means any bareboat charterparty or any time charterparty in respect of a Ship having a duration of at least 12 months or more (excluding options to extend contained therein), made with an Approved Charterer and at a monthly hire rate which is sufficient, in the Facility Agent’s reasonable opinion, acting on instruction of the Lenders, to allow the Tranche relative to that Chartered Ship to be repaid in full in accordance with Clause 8.1(b) and in all other respects on terms acceptable in all respects to the Lenders, such acceptance not to be unreasonably withheld;

“Charterparty Assignment” means, in relation to a Ship, an assignment of the rights of the Borrower which is the owner of that Ship under the Charterparty relative to that Ship executed or to be executed by the relevant Borrower in favour of the Security Trustee and notified to and acknowledged (on a best efforts basis) by an Approved Charterer in the Agreed Form and, in the plural, means all of them;

“CMTC Group” means the Guarantor and its subsidiaries (whether direct or indirect and including but not limited to, each Borrower (other than an Affected Borrower)) from time to time during the Security Period.

“Code” means the US Internal Revenue Code of 1986;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Confidential Information” means all information relating to a Borrower, any Security Party, any Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:

(a)	any member of any Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of any Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 30; or

(B)	is identified in writing at the time of delivery as non-confidential by any member of a Group or any of its advisers; or

(C)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Group(s) and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	the Reference Bank Rate or any rate determined pursuant to Clauses 5.10 and 5.12;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;

“Contract Price” means

(a)	in respect of Ship A, $32,550,000;

(b)	in respect of Ship B, $32,550,000;

(c)	in respect of Ship C, $32,550,000;

(d)	in respect of Ship D, $32,550,000; and

(e)	in respect of Ship E, $32,850,000,

being in each case the price payable for that Ship under Article II of the Shipbuilding Contract relative to that Ship, subject to adjustment as provided in Article III of that Shipbuilding Contract;

“Contract Price Instalment” means each instalment of the Contract Price payable under Article II, 4 of each Shipbuilding Contract;

“Contractual Currency” has the meaning given in Clause 21.5;

“Contribution” means in relation to a Lender, the part of the Loan which is owing to that Lender;

“CPLP Group” means the Substitute Guarantor and its subsidiaries (whether direct or indirect and including any Affected Borrower) from time to time during the Security Period;

“CRD IV” means Directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms;

“Creditor Party” means the Facility Agent, the Security Trustee, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;

“CRR” means Regulation (EU) No 575/2013 of the European Union on prudential requirements for credit institutions and investment firms;

“Deed of Covenant” means, in relation to a Ship registered or to be registered under Cyprus or Malta flag, a deed of covenant collateral to the Mortgage of that Ship creating charges over the Ship, executed or to be executed by the Borrower which is the owner of that Ship in favour of the Security Trustee, in the Agreed Form, and in the plural means all of them;

“Defaulting Lender” means any Lender:

(a)	which has failed to make available the relevant proportion of its Commitment or has given notice to the Facility Agent that it will not make such amount available by the relevant Drawdown Date pursuant to Clause 4.6; or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	an administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the relevant payment;

“Delivery Advance” means the Advance which shall finance the whole or part of the Instalment of the Contract Price due and payable to the Builder under each Shipbuilding Contract on the Delivery Date in respect of the relevant Ship;

“Delivery Date” means, in relation to each Ship, the date on which title to and possession of that Ship is transferred from the Builder to the relevant Borrower pursuant to the Shipbuilding Contract to which that Borrower is a party;

“Designated Person” means a person:

(a)	that is, or is owned or controlled by one or more persons that are listed on a Sanctions List, or is otherwise the target of any Sanctions;

(b)	located in or organized under the laws of any jurisdiction that is, or whose government is, targeted by Sanctions;

(c)	acting or purporting to act on behalf of any of the persons listed in paragraphs (a) and (b) above; or

(d)	with which any relevant Creditor Party is prohibited from (i) dealing or (ii) otherwise engaging in any transaction pursuant to any Sanctions;

“Designated Ship” means each of Ship D and Ship E, and in the plural means both of them;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by a Borrower pursuant to the Master Agreement to which it is a party with either Swap Bank which, at the time the Transaction is entered into, is also a Lender (or an affiliate of a Lender;

(b)	its purpose is the hedging of that Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)	it is designated by delivery by the Swap Bank to the Facility Agent and the Borrowers of a notice of designation in the form set out in Schedule 5, as a Designated Transaction for the purposes of the Finance Documents;

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, a party to this Agreement (a “Party”); or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrowers for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Facility Agent, acting with the authorisation of all the Lenders, approves or reasonably requires);

“Dropdown” has the meaning given in Clause 4.9;

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower which is the owner of that Ship or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to that Borrower or the Security Trustee in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(c)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means, with respect to a Borrower, an account in the name of that Borrower with the Facility Agent in London which is designated by the Facility Agent in writing as the Earnings Account with respect to that Borrower for the purposes of this Agreement and in the plural means all of them;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship or a Borrower and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where a Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code and any Treasury regulations thereunder:

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph(a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

“FATCA Exempt Party” means a party to a Finance Document that is entitled under FATCA to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which could be required to make a FATCA Deduction;

“FATCA Non-Exempt Lender“means any Lender who is not a FATCA Exempt Party;

“Fee Letter” means a letter issued or to be issued by the Borrowers to the Facility Agent in which the Borrowers agree to pay certain fees to the Facility Agent in connection with this Agreement;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Master Agreements;

(c)	the Master Agreement Assignments;

(d)	the Master Agreement Guarantees;

(e)	the Agency and Trust Agreement;

(f)	any Pre-delivery Security Assignments;

(g)	the Guarantee;

(h)	the Shares Pledges;

(i)	the General Assignments;

(j)	the Mortgages;

(k)	any Deeds of Covenant;

(l)	the Accounts Pledges;

(m)	the Fee Letter;

(n)	any Charterparty Assignments;

(o)	the Approved Manager’s Undertakings;

(p)	any New Finance Documents; and

(q)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrowers or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition and, in the singular, means any of them;

“Final Maturity Date” means, in relation to each Tranche, the earlier of (i) the date falling on the seventh anniversary of the Delivery Date (or, in the case of Ship A, the Drawdown Date of the Advance) in respect of the Ship to be financed by that Tranche and (ii) 31 December 2023;

“Financial Indebtedness” means, in relation to a person (the “debtor”), any liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount;

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of such Ship, in the Agreed Form and in the plural means all of them;

“Group” means:

(a)	in relation to the period from the date of this Agreement until the date of the first Dropdown, the CMTC Group; or

(b)	thereafter, the CMTC Group or the CPLP Group, and in the plural means both of them,

and “member of a Group” shall be construed accordingly;

“Guarantee” means, the guarantee of the obligations of certain Borrowers under this Agreement and the Finance Documents to which each such Borrower is a party to be given by the Guarantor in favour of the Security Trustee in the Agreed Form;

“Guarantor” means Capital Maritime & Trading Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company House, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 the Marshall Islands;

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a party to a Finance Document that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender), it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	an administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within 10 Business Days of its due date; or

(iii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

“Initial Market Value” means, in relation to each Ship, the Market Value thereof determined by taking the average of the valuations of that Ship referred to in paragraph 4 of Schedule 3, Part B;

“Insolvency Event” in relation to a Creditor Party means that that Creditor Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or that Creditor Party admits in writing that it is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement, or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance or reinsurance, including entries of such Ship in any protection and indemnity or war risks association, which are effected in respect of such Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium or under any cut-through clause;

“Instalments” has the meaning given in Clause 8.1(b)(i);

“Interest Period” means a period determined in accordance with Clause 6;

“Intermediate Shareholder” means Capital Product Operating LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro MH 96960, the Marshall Islands;

“Interpolated Screen Rate” means, in relation to LIBOR for an Interest Period, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than that Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds that Interest Period,

each as of 11.00 a.m. (London time) on the Quotation Day for the currency of the Loan;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means, subject to Clause 26.6, a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrowers under Clause 26.14) or its transferee, successor or assign;

“LIBOR” means, for an Interest Period:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for that Interest Period) the Interpolated Screen Rate; or

(c)	if:

(i)	no Screen Rate is available for the currency of the Loan; or

(ii)	no Screen Rate is available for that Interest Period and it is not possible to calculate an Interpolated Screen Rate,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 11.00 a.m. (London time) on the Quotation Day for the currency of the Loan and for a period equal in length to that Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	at any time when no Advances are outstanding, Lenders whose Commitments exceed in total 66 2/3 per cent. of the Total Commitments; and

(b)	at any other time, Lenders whose Contributions exceed in total 66 2/3 per cent. of the Loan;

“Management Agreement” means, in relation to each Ship, an agreement made or to be made between (i) the Borrower which is the owner of that Ship, or, in the case of a Ship owned by an Affected Borrower, the Substitute Guarantor and (ii) the Approved Manager in respect of the commercial and technical management of that Ship to be in form and substance in all respects reasonably acceptable to the Lenders (it being agreed that the form and substance of the management agreement which has been entered into by the Substitute Guarantor as at the date of this Agreement and to which further Ships may become subject is deemed to be acceptable) and, in the plural, means all of them;

“Margin” means 2.50 per cent. per annum;

“Market Value” means, in respect of each Ship, the market value thereof determined from time to time in accordance with Clause 15.4;

“Master Agreement” means any master agreement (on the 1992 or, as the case may be, 2002 ISDA (Multicurrency - Crossborder) form) made between each Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under that master agreement and, in the plural, means all of them;

“Master Agreement Assignment” means, in relation to a Master Agreement, the assignment of that Master Agreement in favour of the Security Trustee executed or to be executed by the Borrower which is a party to that Master Agreement, in the Agreed Form and, in the plural, means all of them;

“Master Agreement Guarantee” means a guarantee to be given by each Borrower in favour of the Security Trustee, guaranteeing the obligations of each other Borrower (which is a member of the same Group as the Borrower executing the Guarantee) under the Master Agreement to which that Borrower is a party in the Agreed Form and, in the plural, means all of them;

“Material Adverse Change” means any event or series of events which, in the reasonable opinion of the Majority Lenders, is likely to have a Material Adverse Effect;

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, property, assets, liabilities, operations or condition (financial or otherwise) of a Borrower and/or any Security Party taken as a whole;

(b)	the ability of a Borrower and/or any Security Party to (i) perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity or enforceability of any Finance Document;

“Mortgage” means, in relation to a Ship, the first preferred or, as the case may be, priority ship mortgage on that Ship under the relevant Approved Flag executed by the Borrower which is the owner of that Ship in favour of the Security Trustee, in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 5.9;

“New Finance Documents” means:

(a)	any New Guarantee; and

(b)	any New Shares Pledge;

“New Guarantee” means the guarantee of the obligations of an Affected Borrower under this Agreement and the Finance Documents to which such Affected Borrower is a party to be given by the Substitute Guarantor in substantially the same form as the Guarantee (with all logical modifications and including an express restriction on the Substitute Guarantor pledging any of its shares in the Intermediate Shareholder) executed by the Substitute Guarantor in favour of the Security Trustee in the Agreed Form,

“New Shares Pledge” means, in relation to an Affected Borrower, a pledge agreement executed by the Intermediate Shareholder in favour of the Security Trustee each creating a Security Interest over the share capital of that Borrower in substantially the same form as the Shares Pledge (with logical modifications) and in the plural means all of them;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Option” has the meaning given in Clause 4.9;

“Payment Currency” has the meaning given in Clause 21.6;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 45 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(e);

(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where a Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Post-Option Balloon Instalments” has the meaning given in Clause 8.1(b)(ii);

“Post-Option Repayment Instalments” has the meaning given in Clause 8.1(b)(i);

“Pre-Option Balloon Instalments” has the meaning given in Clause 8.1(a)(ii);

“Pre-Option Repayment Instalments” has the meaning given in Clause 8.1(a)(i);

“Pre-delivery Security Assignment” means, in relation to each Designated Ship, an assignment of the rights of the relevant Borrower under the Shipbuilding Contract and the Refund Guarantee relative to that Designated Ship executed or (as the context may require) to be executed by that Borrower in favour of the Lenders and, in the plural, means all of them;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by each Reference Bank as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in Dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period;

“Reference Banks” means, subject to Clause 26.17, ING Bank N.V., London Branch and the London branch of any other bank or financial institution selected by the Facility Agent and in the singular means any of them;

“Refund Guarantee” means each of the Ship D Refund Guarantee and the Ship E Refund Guarantee, and in the plural means all of them;

“Refund Guarantor “ means Bank of Communications Co. Ltd. (Ningbo Branch), a company incorporated and existing in the People’s Republic of China whose registered office is at RM815, No. 55 Zhongsou Road East, Ningbo, the People’s Republic of China, 315000;

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an affiliate of the investment manager or investment adviser of the first fund;

“Relevant Person” has the meaning given in Clause 19.9;

“Relevant Proportion” means at the time the same falls to be determined, the ratio that the Advance or, as applicable, Advances owing by any Affected Borrower bear to the Loan at the time;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Repayment Instalment” has the meaning given in Clause 8.1(b)(i);

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Sanctions” means:

(a)	any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority;

(b)	any law or regulation enacted, promulgated or issued by any Sanctions Authority after the date of this Agreement; and

(c)	any other law, enabling legislation, executive order, or regulation promulgated under or based under the authorities of any of the foregoing;

“Sanctions Authority” means (i) the United States of America, (ii) the United Nations, (iii) the European Union, including its member states, (iv) Greece or (v) the governments and official institutions or agencies of any of the previous paragraphs, including without limitation OFAC and the United States Department of State and Her Majesty’s Treasury;

“Sanctions List” means any of the lists of specifically designated persons or entities (or equivalent) held by a Sanctions Authority, each as amended, supplemented or substituted from time to time;

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Cover Ratio” means, in relation to either Group, the ratio which is determined at any time by comparing:

(a)	the aggregate Market Value of the Ships which are owned by members of that Group and are subject to a Mortgage at the relevant time; plus

(b)	the net realisable value of any additional security previously provided under Clause 15 securing the amounts owing by any Borrower which is a member of that Group,

against the aggregate of:

(c)	the Tranches owing by any such Borrower; plus

(d)	the aggregate Swap Exposure relating to such Tranches;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each of the Guarantor and, after the Option has been exercised, the Substitute Guarantor and any other person (except a Creditor Party and any Approved Charterer, other than the Guarantor, of any Ship, any other charterer, the Refund Guarantor, the Builder, the Builder’s Parent or the Approved Manager (in case it is not Capital Ship Management Corp. (or an affiliate of Capital Ship Management Corp.))) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Facility Agent notifies the Borrowers, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by a Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither a Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)	the Facility Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means ING Bank N.V, London Branch, acting in such capacity through its office at 60 London Wall, London EC2M 5TQ, England, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Servicing Bank” means the Facility Agent or the Security Trustee;

“Shares Pledge” means, in relation to a Borrower, a pledge agreement executed by the Guarantor in favour of the Security Trustee creating a Security Interest over the share capital of that Borrower, in the Agreed Form and in the plural means all of them;

“Ship A” means m.t. “AMOR”, a 2015-built medium range product tanker, with IMO No. 9700471 registered in the name of Borrower A under the Liberian flag;

“Ship B” means the medium range product tanker, having Builder’s hull number 104 (ex hull number 030), which is to be constructed by the Builder for, and purchased by, Borrower B under Shipbuilding Contract B and which, on delivery, is to be registered in the name of Borrower B under an Approved Flag;

“Ship C” means the medium range product tanker, having Builder’s hull number 105, which is to be constructed by the Builder for, and purchased by, Borrower C under Shipbuilding Contract C and which, on delivery, is to be registered in the name of Borrower C under an Approved Flag;

“Ship Commitment” means, in relation to a Ship and a Lender, 1/5th of that Lender’s Commitment;

“Ship D” means the medium range product tanker, having Builder’s hull number 106, which is to be constructed by the Builder for, and purchased by, Borrower D under Shipbuilding Contract D and which, on delivery, is to be registered in the name of Borrower D under an Approved Flag;

“Ship D Refund Guarantee” means the irrevocable and unconditional letter of guarantee dated 18 September 2013 and issued by the Refund Guarantor in favour of Borrower D in respect of the refundment obligations of the Builder under Shipbuilding Contract D;

“Ship E” means the medium range product tanker, having Builder’s hull number 107, which is to be constructed by the Builder for, and purchased by, Borrower E under Shipbuilding Contract E and which, on delivery, is to be registered in the name of Borrower E under an Approved Flag;

“Ship E Refund Guarantee” means the irrevocable and unconditional letter of guarantee dated 07 October 2014 and issued by the Refund Guarantor in favour of Borrower E in respect of the refundment obligations of the Builder under Shipbuilding Contract E;

“Shipbuilding Contract” means each of Shipbuilding Contract A, Shipbuilding Contract B, Shipbuilding Contract C, Shipbuilding Contract D and Shipbuilding Contract E and, in the plural, means all of them;

“Shipbuilding Contract A” means the Shipbuilding Contract dated 17 June 2013 and made between (i) the Builder and (ii) Borrower A for the construction by the Builder of Ship A and its purchase by Borrower A (as amended and supplemented from time to time);

“Shipbuilding Contract B” means the Shipbuilding Contract dated 17 June 2013 and made between (i) the Builder and (ii) Borrower B for the construction by the Builder of Ship B and its purchase by Borrower B (as amended and supplemented from time to time);

“Shipbuilding Contract C” means the Shipbuilding Contract dated 3 September 2013 and made between (i) the Builder and (ii) Borrower C for the construction by the Builder of Ship C and its purchase by Borrower C (as amended and supplemented from time to time);

“Shipbuilding Contract D” means the Shipbuilding Contract dated 3 September 2013 and made between (i) the Builder and (ii) Borrower D for the construction by the Builder of Ship D and its purchase by Borrower D (as amended and supplemented from time to time);

“Shipbuilding Contract E” means the Shipbuilding Contract dated 10 December 2013 and made between (i) the Builder and (ii) Borrower E for the construction by the Builder of Ship E and its purchase by Borrower E (as amended and supplemented from time to time);

“Shipbuilding Contract Parent Guarantee” means, in relation to a Shipbuilding Contract, an irrevocable and unconditional letter of guarantee dated on the date of that Shipbuilding Contract and issued by the Builder’s Parent in favour of the Borrower which is a party to that Shipbuilding Contract in relation to the obligations of the Builder under each Shipbuilding Contract, and in the plural means all of them;

“Ships” means, together, Ship A, Ship B, Ship C, Ship D and Ship E, and in the singular means any of them;

“Swap Bank” means ING Bank N.V., acting through its office at Treasury Building, Foppingadreef 7, 1102 BD Amsterdam, The Netherlands;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Facility Agent to be the aggregate net amount in Dollars which would be payable by a Borrower to that Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the relevant Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions in respect of the Master Agreement entered into between that Borrower and that Swap Bank;

“Substitute Guarantor” means Capital Product Partners L.P., a limited partnership formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro MH 96960, the Marshall Islands;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, unless it is within 1 month from the date of such occurrence redelivered to the full control of the Borrower owning that Ship, excluding a requisition for hire for a fixed period not exceeding 360 days without any right to an extension;

(c)	any condemnation of the Ship by any tribunal or by any person or persons claiming to be a tribunal; and

(d)	any arrest, capture, seizure, confiscation or detention of the Ship (including any hijacking (piracy) or theft) unless she is within 90 days redelivered to the full control of the Borrower owning the Ship;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	30 days after the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning the Ship, with that Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Facility Agent that the event constituting the total loss occurred;

“Tranche A” means that part of the Loan made or to be made available to the Borrowers, or, following a Dropdown, to the Borrowers that are members of the relevant Group, to refinance in part the acquisition cost of Ship A in a principal amount not exceeding in aggregate the lower of (i) $19,530,000 and (ii) 60 per cent. of the Initial Market Value of Ship A;

“Tranche B” means that part of the Loan made or to be made available to the Borrowers, or, following a Dropdown, to the Borrowers that are members of the relevant Group, to finance or, as the case may be, refinance in part the acquisition cost of Ship B in a principal amount not exceeding in aggregate the lower of (i) $19,530,000 and (ii) 60 per cent. of the Initial Market Value of Ship B;

“Tranche C” means that part of the Loan made or to be made available to the Borrowers, or, following a Dropdown, to the Borrowers that are members of the relevant Group, to finance or, as the case may be refinance, in part the acquisition cost of Ship C in a principal amount not exceeding in aggregate the lower of (i) $19,530,000 and (ii) 60 per cent. of the Initial Market Value of Ship C;

“Tranche D” means that part of the Loan made or to be made available to the Borrowers, or, following a Dropdown, to the Borrowers that are members of the relevant Group, to finance or, as the case may be, refinance in part the acquisition cost of Ship D in a principal amount not exceeding in aggregate the lower of (i) $19,530,000 and (ii) 60 per cent. of the Initial Market Value of Ship D;

“Tranche E” means that part of the Loan made or to be made available to the Borrowers, or, following a Dropdown, to the Borrowers that are members of the relevant Group, to finance or, as the case may be, refinance in part the acquisition cost of Ship E in a principal amount not exceeding in aggregate the lower of (i) $19,710,000 and (ii) 60 per cent. of the Initial Market Value of Ship E;

“Tranches” means, together, Tranche A, Tranche, B, Tranche C, Tranche D and Tranche E and, in the singular, means any of them;

“Transaction” has the meaning given in the relevant Master Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement;

“Underlying Documents” means, together, the Shipbuilding Contracts, the Shipbuilding Contract Parent Guarantees and the Refund Guarantees and, in the singular, means any of them;

“Unscheduled Amount” has the meaning given in Clause 29.2;

“US GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America; and

“US Tax Obligor” means:

(a)	a Borrower or any Security Party, in each case, which is a “United States person” within the meaning of section 7701(a)(30) of the Code; or

(b)	a Borrower or any Security Party, in each case, some or all of whose payments under the Finance Documents are from sources within the United States for United States federal income tax purposes.

1.2	Construction of certain terms

In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Facility Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of her insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“gross negligence” means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls)(1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/183) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)	References in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Facility Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

(e)	A Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

2	FACILITY

2.1	Amount of facility

Subject to the terms of this Agreement, the Lenders shall make available to the Borrowers, or, following a Dropdown, to the Borrowers that are members of the relevant Group, a pre- and post- delivery secured term loan facility in five Tranches, of which:

(a)	the Tranches relating to each Ship which is not a Designated Ship shall be available for drawing in one Advance to finance the delivery instalments due and payable to the Builder and re-finance in part the construction or delivery instalments previously paid to the Builder in respect of each of those Ships or, in the case of Ship A only, to re-finance part of the acquisition cost of that Ship; and

(b)	the Tranches relating to each Designated Ship shall be available for drawing in several Advances, each to finance or refinance in part the construction and delivery instalments of the Contract Price paid, or as the case may be, due and payable to the Builder in respect of that Designated Ship under the applicable Shipbuilding Contract,

Provided that Tranches A, B, C, D and E shall be in an aggregate amount not exceeding $97,830,000.

2.2	Lenders’ participations in an Advance

Subject to the other provisions of this Agreement, each Lender shall participate in an Advance in the proportion which, as at the Drawdown Date applicable to that Advance, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan

Each Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

2.4	Monitoring

No Creditor Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

2.5	Designated Transactions under each Master Agreement

At any time during the Security Period, any Borrower may request the Swap Bank to conclude Designated Transactions for the purpose of hedging exposure to interest rate fluctuations in the context of their interest payment obligations under this Agreement. The entry by the Swap Bank into each Master Agreement does not commit the Swap Bank to conclude Designated Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Swap Bank is willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can be agreed at the relevant time. The Swap Bank may, with the prior consent of the Borrower which is a party to the relevant Master Agreement (such consent not to be unreasonably withheld and/or delayed), syndicate its exposure under that Master Agreement at any time.

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS

3.1	Interests of Lenders and Swap Bank several

The rights of the Lenders and the Swap Bank under this Agreement and each Master Agreement are several; accordingly:

(a)	each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement; and

(b)	the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under a Master Agreement,

without joining the Facility Agent, the Security Trustee, any other Lender or the Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender or the Swap Bank

However, without the prior consent of the Majority Lenders, no Lender or Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of a Borrower or a Security Party under or connected with a Finance Document or a Master Agreement; or

(b)	any misrepresentation or breach of warranty by a Borrower or a Security Party in or connected with a Finance Document or the Master Agreement to which that Borrower is a party without the prior consent of the Majority Lenders.

3.3	Obligations several

The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreements are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of the Swap Bank to perform its obligations under a Master Agreement shall not result in:

(a)	the obligations of the other Lenders or the Swap Bank being increased; nor

(b)	the Borrowers, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender or Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or a Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders

Every Lender, the Swap Bank, Borrower and Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Facility Agent or the Security Trustee under or in connection with any Finance Document;

(c)	any action taken (or in good faith purportedly taken) by the Facility Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Facility Agent

However, the Borrowers and each Security Party:

(a)	shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Facility Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction

In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN AND DROPDOWN OPTION

4.1	Request for Advance

Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Facility Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	each of Tranches relating to a Ship which is not a Designated Ship shall be available for drawing in one Advance and, in the case of any such Ship other than Ship A, on its Delivery Date and will be used to finance the fifth (delivery) instalment of the Contract Price payable under the relevant Shipbuilding Contract and, as to the balance, to refinance part of the Contract Price previously paid by the relevant Borrower or, in the case of Ship A only, to re-finance part of the acquisition cost of Ship A previously paid to the Builder;

(c)	each Advance relating to a Designated Ship shall be used in refinancing or part-financing certain construction and delivery instalments of the Contract Price due to the Builder under the Shipbuilding Contract in respect of the relevant Designated Ship, and each Advance relating to a Designated Ship to be used in refinancing or part-financing any pre-delivery instalments due to the Builder under the relevant Shipbuilding Contract shall not exceed the amount of such pre-delivery instalment and the Advances in respect of such pre-delivery instalments, shall, when aggregated with the Advance in respect of the delivery instalment due in respect of either Ship, be in an amount not exceeding 60 per cent. of the Initial Market Value of each Designated Ship; and

(d)	if any part of the aggregated Lenders’ Ship Commitments relative to a Ship has not been borrowed before the end of the Availability Period applying to that Ship’s Tranche, those Ship Commitments shall on that date be permanently cancelled in equal shares by an amount equal to such undrawn amount and the Total Commitments shall be cancelled by the same amount.

4.3	Purpose of Advances

Each Borrower undertakes with each Creditor Party to use each Advance only for the purposes stated in the Recitals to this Agreement.

4.4	Notification to Lenders of receipt of a Drawdown Notice

The Facility Agent shall promptly notify the Lenders that it has received a Drawdown Notice and the Facility Agent shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period.

4.5	Drawdown Notice irrevocable

A Drawdown Notice must be duly signed by a director or other authorised person of the Borrowers; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Facility Agent, acting on the authority of the Majority Lenders.

4.6	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Facility Agent for the account of the Borrowers, or, following a Dropdown, to the Borrowers that are members of the relevant Group, the amount due from that Lender on that Drawdown Date under Clause 2.1.

4.7	Disbursement of Advance

Subject to the provisions of this Agreement, the Facility Agent shall on each Drawdown Date pay to the relevant Borrowers the relevant Advance for the purposes specified in the Drawdown Notice relative to such Advance the amounts which the Facility Agent receives from the Lenders under Clause 4.6; and that payment to such Borrowers shall be made:

(a)	to such account which the Borrowers specify in the Drawdown Notice; and

(b)	in the like funds as the Facility Agent received the payments from the Lenders.

4.8	Disbursement of Advance to third party

The payment by the Facility Agent under Clause 4.7 to the Builder or any other third party shall constitute the making of the Advance and the Borrowers, or, following a Dropdown, the Borrowers that are members of the relevant Group, shall thereupon become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender’s Contribution.

4.9	Dropdown Option

The Guarantor may, upon entry of a Ship (the “Chartered Ship”) into a Charterparty, elect to transfer (the “Option”) ownership of the entire share capital of the Borrower which is the owner of that Chartered Ship so that such Borrower becomes an indirect subsidiary of the Substitute Guarantor and a direct subsidiary of the Intermediate Shareholder (the “Dropdown”) subject to:

(a)	on or prior to the date of the Dropdown, the Tranche relative to the Chartered Ship being prepaid so that immediately following the prepayment (which shall be applied in inverse order of maturity first against the Balloon Instalment in respect of that Tranche and thereafter against the then outstanding Repayment Instalments in respect of that Tranche) the Tranche does not exceed the lower of (i) 60 per cent. of the Contract Price and (ii) 50 per cent. of the Market Value of the Chartered Ship ascertained immediately prior to such Dropdown in accordance with Clauses 15.4 and 15.8;

(b)	the Borrowers:

(i)	serving a written notice on the Facility Agent of the Guarantor’s intention to exercise the Option not later than 5 Business Days prior to the date of the Dropdown; and

(ii)	providing valuations of the relevant Chartered Ship prepared in accordance with Clause 15.4;

(c)	not later than the date of a Dropdown:

(i)	the Substitute Guarantor providing the New Guarantee; and

(ii)	the Intermediate Shareholder providing any New Shares Pledge;

(d)	the parties to this Agreement entering into such documentation amending and supplementing this Agreement and any other Finance Documents as may be required to be in a form acceptable to the Facility Agent by no later than the date of Dropdown and any other document as may be required by the Facility Agent to effect the same in a manner acceptable to the Facility Agent;

(e)	the Facility Agent being satisfied that such Borrower will become a wholly-owned direct or indirect subsidiary of the Substitute Guarantor on the date of Dropdown; and

(f)	the Borrowers, the Intermediate Shareholder, the Substitute Guarantor and the Approved Manager providing:

(i)	such evidence as each Creditor Party may reasonably require for the Parties to be able to satisfy each of their “know your customer” or similar identification procedures in relation to the transactions contemplated by the Finance Documents as amended in accordance with the supplemental documentation referred to in paragraph (e) above and the New Finance Documents; and

(ii)	to the Facility Agent documents equivalent to these set out in paragraphs 2, 3 and 4 of Part A of Schedule 3, regarding the supplemental documentation, any New Finance Document and any other document in connection therewith, including without limitation updated organisational charts and a legal opinion in respect of the capacity of any party executing any New Finance Document.

5	INTEREST

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on each Advance or Tranche in respect of each Interest Period shall be paid by the Borrowers (or, subject to Clause 29.2, each Affected Borrower), in arrears on the last day of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of:

(a)	the Margin; and

(b)	LIBOR for that Interest Period.

5.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Facility Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Absence of quotations by Reference Banks

If any Reference Bank fails to supply a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.6	Market disruption

The following provisions of this Clause 5 apply if:

(a)	LIBOR is to be determined by reference to the Reference Banks and no Reference Bank or only one of the Reference Banks does, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Facility Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, a Lender notifies the Facility Agent that LIBOR fixed by the Facility Agent would not accurately reflect the cost to that Lender of funding its Contributions (or any part of them) during the Interest Period in the London interbank market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Facility Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London interbank market in order to fund its Contribution (or any part of it) during the Interest Period.

5.7	Notification of market disruption

The Facility Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.6 which have caused its notice to be given.

5.8	Suspension of drawdown

If the Facility Agent’s notice under Clause 5.7 is served before an Advance or Tranche is made:

(a)	in a case falling within paragraphs (a) or (b) of Clause 5.6, the Lenders’ obligations to make the Advance or Tranche;

(b)	in a case falling within paragraph (c) of Clause 5.6, the Affected Lender’s obligation to participate in the Advance or Tranche,

shall be suspended while the circumstances referred to in the Facility Agent’s notice continue.

5.9	Negotiation of alternative rate of interest

If the Facility Agent’s notice under Clause 5.7 is served after an Advance or Tranche is made, the Borrowers, the Facility Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Facility Agent serves its notice under Clause 5.7 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution to the relevant Advance, Tranche, Advances or Tranches during the Interest Period concerned.

5.10	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.11	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Facility Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution to the relevant Advance, Tranche, Advances or Tranches plus the Margin; and the procedure provided for by this Clause 5.11 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Facility Agent.

5.12	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Facility Agent under Clause 5.11, the Borrowers may give the Facility Agent not less than 15 Business Days’ notice of their intention to prepay the relevant Advance, Tranche, Advances or Tranches at the end of the interest period set by the Facility Agent.

5.13	Prepayment; termination of Commitments

A notice under Clause 5.12 shall be irrevocable; the Facility Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Facility Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender so far as they relate to the relevant Advance or Tranche shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Facility Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.14	Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period applicable to an Advance or Tranche shall commence on the relevant Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period in respect of each Advance shall be:

(a)	1, 3, 6 or 12 months as notified by the Borrowers to the Facility Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period Provided that the Borrowers may select no more than three 1 month Interest Periods in any calendar year;

(b)	in the case of the first Interest Period applicable to the second and any subsequent Advance of a Tranche, a period ending on the last day of the then current Interest Period applicable to such Tranche, whereupon all of the Advances in respect of such Tranche shall be consolidated and treated as a single advance;

(c)	3 months, if the Borrowers fail to notify the Facility Agent by the time specified in paragraph (a) above; or

(d)	such other period as the Borrowers may request from the Facility Agent, which may be agreed by the Lenders in their sole discretion.

6.3	Duration of Interest Periods for Repayment Instalments

In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period in relation to the relevant Tranche shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Facility Agent by 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London interbank market when the Interest Period commences, the Interest Period shall be of 3 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers (or any of them) under any Finance Document which the Facility Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Facility Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Facility Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Facility Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London interbank market in the ordinary course of business, a rate from time to time determined by the Facility Agent by reference to the cost of funds to the Facility Agent from such other sources as the Facility Agent may from time to time determine.

7.4	Notification of interest periods and default rates

The Facility Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Facility Agent under Clause 7.3 and of each period selected by the Facility Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Facility Agent’s notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Facility Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreements

For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of a Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Repayment Instalments

(a)	Prior to exercising an Option, the Borrowers shall repay each Tranche, by:

(i)	28 equal consecutive quarterly repayments instalments (each a “Pre-Option Repayment Instalment” and together, the “Pre-Option Repayment Instalments”), each in an amount equal to 1/60th of the aggregate of the Advances drawn down in respect of the relevant Tranche; and

(ii)	a balloon instalment (in respect of each Tranche, a “Pre-Option Balloon Instalment”, and together, the “Pre-Option Balloon Instalments”) equal to 32/60ths of the aggregate of the Advances drawn down in respect of the relevant Tranche; and

(b)	after exercising an Option, the Borrowers (or, subject to Clause 29.2, each applicable Affected Borrower), shall repay the Tranche relating to the Chartered Ship in relation to which the Option has been exercised, by:

(i)	equal consecutive quarterly repayments instalments (each a “Post-Option Repayment Instalment” and together, the “Post-Option Repayment Instalments”, and together with the Pre-Option Repayment Instalments, the “Repayment Instalments” in the number represented by G), each in an amount of D; and

(ii)	a balloon instalment (in respect of each Tranche, a “Post-Option Balloon Instalment”, and together, the “Post-Option Balloon Instalments”, and together with the Pre-Option Balloon Instalments, the “Balloon Instalments”), each in the amount of H.

In this Clause 8.1(b):

“A” means, subject to full compliance with, and the making of any prepayment due in accordance with Clause 4.9, the aggregate of all Advances made in respect of the Tranche relating to the Ship in respect of which the Option is exercised;

“B” means 13 minus the Age of the relevant Ship as at the date of exercise of the Option;

“C” means A divided by B;

“D” means C divided by 4;

“E” means D multiplied by G;

“F” means the number of months between the date on which the Option is exercised and the Final Maturity Date in respect of the relevant Tranche minus 24 Provided that if such number is below zero, F shall be deemed to be zero;

“G” means F divided by 4; and

“H” means, in respect of that Chartered Ship, A for that Ship minus E.

8.2	Repayment Dates

(a)	Prior to exercising the Option, the first Repayment Instalment in respect of each Tranche shall be repaid on the date falling 3 months after the Drawdown Date of the Delivery Advance of that Tranche and each subsequent Repayment Instalment shall be repaid at 3 monthly intervals thereafter and the last Repayment Instalment shall be repaid on the Final Maturity Date in respect of the Tranche together with the relevant Balloon Instalment; and

(b)	after exercising Option in respect of a Ship, the first Repayment Instalment in respect of the Tranche which relates to the Chartered Ship shall be repaid on the date falling on the second anniversary of the date on which the Option was exercised and each subsequent Repayment Instalment shall be repaid at 3-monthly intervals thereafter and the last Repayment Instalment shall be repaid on the Final Maturity Date together with the relevant Balloon Instalment.

8.3	Final Repayment Date

On the final Repayment Date, the Borrowers shall additionally pay to the Facility Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Optional facility cancellation

The Borrowers shall be entitled, upon giving to the Facility Agent not less than 3 Business Days prior written notice (which notice shall be irrevocable), to cancel, in whole or in part, and, if in part, by an amount that reduces the undrawn balance of the Total Commitments in a minimum amount equal to a Repayment Instalment or an integral multiple thereof. Upon such cancellation taking effect on expiry of such notice the several obligations of the Lenders to make their respective Commitments available in relation to the portion of the Total Commitments to which such notice relates shall terminate and the commitment fee referred to in Clause 20.1) on such portion shall cease to accrue.

8.5	Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period in respect thereof.

8.6	Conditions for voluntary prepayment

The conditions referred to in Clause 8.5 are that:

(a)	a partial prepayment shall be in an amount that reduces the Loan by a minimum amount equal to a Repayment Instalment or an integral multiple thereof;

(b)	the Facility Agent has received from the Borrowers at least 10 Business Days’ prior written notice specifying:

(i)	the amount to be prepaid and the date on which the prepayment is to be made; and

(ii)	whether such prepayment will be applied against a Tranche, in which case the Borrowers will specify the Tranche against which that prepayment should be applied. A failure by the Borrowers to make such a designation shall result in the prepayment being applied against each Tranche in accordance with Clause 8.11(a); and

(c)	the Borrowers have provided evidence satisfactory to the Facility Agent that any consent required by the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrowers or any Security Party has been complied with.

8.7	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Facility Agent, given with the authority of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.8	Notification of notice of prepayment

The Facility Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.6(c).

8.9	Mandatory prepayment

The Borrowers (or, subject to Clause 29.2, each Affected Borrower) shall be obliged to prepay the Relevant Amount:

(a)	if a Borrower transfers, assigns or novates its rights and obligations under the Shipbuilding Contract to which it is a party before the Delivery Date relative to its Ship; or

(b)	in the case of a sale at any time after the Delivery Date relative to that Ship, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(c)	in the case of a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss;

(d)	if any of the following occurs, unless otherwise instructed by the Facility Agent (acting on the instructions of the Lenders):

(i)	any of the events specified in Article XI (Buyer’s default) of any Shipbuilding Contract occurs; or

(ii)	any Refund Guarantee is repudiated, cancelled, rescinded or otherwise terminated or expires (other than by the return of such Refund Guarantee to the Builder and/or the Refund Guarantor following the delivery to the relevant Borrower of the relevant Ship) or the Refund Guarantor becomes subject to bankruptcy, re-organization, dissolution, insolvency, winding-up or any similar event those described in Clause 19.1(g); or

(iii)	any Underlying Document is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in force for any reason; or

(iv)	any Underlying Document is amended or varied without the prior written consent of the Lenders except for any amendment or variation permitted by this Agreement or any other relevant Finance Document; or

(v)	a Ship has not for any reason been delivered to, and accepted by, the Borrower which is the buyer thereof under the relevant Shipbuilding Contract by the end of the applicable Availability Period; or

(vi)	there is a change in the legal (other than in the case of a Dropdown) or ultimate beneficial ownership or control of any Borrower, subject to Clause 19.1(m), or the Guarantor or, following a Dropdown, the Substitute Guarantor from that disclosed to the Facility Agent on or before the date of this Agreement; or

(vii)	following a Dropdown, there is a change in the legal or ultimate beneficial ownership or control of the Affected Borrower, subject to Clause 19.1(m), from that disclosed to the Facility Agent on or before the date of the relevant Dropdown.

In this Clause 8.9, “Relevant Amount” means:

(a)	in the cases of sub-paragraphs (a), (b), (c) and (d) (other than (d)(vi) and (d)(vii) of this Clause 8.9, an amount equal to the higher of (A) the outstanding amount of the Tranche which has been used in part-financing the construction and/or acquisition cost of the Ship which has become subject to any of the events listed in this Clause 8.9 and (B) an amount, which after giving credit to the prepayment required to be made pursuant to this Clause 8.9, results in the applicable Security Cover Ratio being equal to or higher than the higher of (i) the applicable Security Cover Ratio maintained immediately prior to the prepayment made pursuant to this Clause 8.9 and (ii) 120 per cent.;

(b)	in the case of Clause 8.9(d)(vi), the Loan; and

(c)	in the case of Clause 8.9(d)(vii), the Tranches owing by any Affected Borrower.

8.10	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.11	Application of partial prepayment

Each partial prepayment shall be applied:

(a)	if made pursuant to Clause 8.5, pro rata between the then outstanding Tranches and thereafter in respect of each Tranche, pro rata against the Repayment Instalments in respect of that Tranche which are at the time being outstanding and the relevant Balloon Instalment Provided that the Borrowers may, at their option, request that a prepayment made in accordance with Clause 8.5 be applied against one Tranche only in which case such prepayment shall be applied pro rata against the Repayment Instalments in respect of that Tranche which are at the time being outstanding and the relevant Balloon Instalment or in any other manner of application requested by the Borrowers and agreed by the Lenders (in the Lenders’ absolute discretion);

(b)	if made pursuant to Clause 8.9, in the cases of sub-paragraphs (a), (b) (c) and (d) (other than (d)(vi) and (d)(vii), first against the Balloon Instalment in respect of the Tranche related to the Ship being sold or which has become a Total Loss or whose Shipbuilding Contract is transferred, assigned, novated or which is the subject of any of the events set out in paragraphs (d)(i), (ii), (iii), (iv) or (v), secondly towards reduction of the outstanding Repayment Instalments in respect of that Tranche in inverse order of maturity, thirdly towards reduction of the Balloon Instalments in respect of the remaining Tranches, and fourthly against the then outstanding Repayment Instalments in respect of those Tranches in inverse order of maturity and pro-rata between those Tranches; and

(c)	if made pursuant to any other clause of this Agreement, pro-rata between the Tranches, first against reduction of the Balloon Instalments of the Tranches and secondly against the outstanding Repayment Instalments in respect of such Tranches.

8.12	No reborrowing

No amount prepaid or cancelled may be reborrowed.

8.13	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions to the extent necessary to ensure that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.14	Prepayment of swap benefit

If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to any Borrower under a Master Agreement, each Borrower hereby agrees that such payment shall be applied in prepayment of the Loan in accordance with Clause 8.11 and authorises the Swap Bank to pay such amount to the Facility Agent for such purpose.

8.15	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 5 Business Days’ notice of cancellation of the undrawn Commitment of that Lender;

(b)	on the notice referred to in paragraph (a) above becoming effective, the undrawn Commitment of the Defaulting Lender shall immediately be reduced to zero; and

(c)	the Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.16	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by a Borrower is required to be increased under paragraph (c) of Clause 22.2 or under that clause as incorporated by reference or in full in any other Finance Document; or

(ii)	any Lender claims indemnification from a Borrower under Clause 22.3 or Clause 24,

the Borrowers may whilst in the case of sub-paragraphs (i) and (ii) above the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in the Loan.

(d)	Any partial prepayment under this Clause 8.16 shall reduce pro rata the amount of each Repayment Instalment falling after that prepayment by the amount prepaid.

9	CONDITIONS PRECEDENT /SUBSEQUENT

9.1	Documents, fees and no default

Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that on or before the date of this Agreement, the Facility Agent receives:

(i)	the documents described in Part A of Schedule 3 in a form and substance satisfactory to the Facility Agent and its lawyers; and

(ii)	payment in full of any expenses payable pursuant to Clause 20.2;

(b)	that, on the Drawdown Date in respect of each Delivery Advance, the Facility Agent receives:

(i)	the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers; and

(ii)	all accrued commitment fee due and payable pursuant to Clause 20.1; and

(iii)	payment in full of any expenses payable pursuant to Clause 20.2 which are due and payable on that Drawdown Date;

(c)	that, on or before service of a Drawdown Notice in respect of an Advance under Tranche D or E (other than the Delivery Advance), the Facility Agent receives:

(i)	the documents described in Part C of Schedule 3 in form and substance satisfactory to it and its lawyers;

(ii)	any accrued commitment fee due and payable pursuant to Clause 20.1; and

(iii)	payment in full of any expenses payable pursuant to Clause 20.2 which are due and payable on the relevant Drawdown Date;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance; and

(ii)	the representations and warranties in Clause 10 and those of any Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.6 has occurred and is continuing; and

(iv)	there is no Material Adverse Change in existence; and

(v)	the Facility Agent receives any fees referred to in Clause 20.1 which are due and payable at that time;

(e)	that, if either Security Cover Ratio were applied immediately following the making of the relevant Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Facility Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Facility Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the relevant Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Facility Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

Each Borrower represents and warrants to each Creditor Party as follows.

10.2	Status

Each Borrower is a company duly incorporated, validly existing and in good standing under the laws of Liberia.

10.3	Capital

Each Borrower has an authorised share capital divided into 100 registered and/or bearer shares, each of no par value, all of which shares have been fully paid issued in registered form and the legal title and beneficial ownership of all shares is held free of any Security Interests (except for Permitted Security Interests) or any other claim by the person or persons disclosed by the Borrowers to the Facility Agent in writing on or prior to the date of this Agreement.

10.4	Corporate power

Each Borrower has the corporate capacity, and has taken all partnership or corporate action and obtained all consents necessary for it:

(a)	to execute the Shipbuilding Contract to which it is a party and any addenda thereto, to purchase and pay for the Ship to be owned by it under the relevant Shipbuilding Contract and register the Ship in its name under an Approved Flag;

(b)	to enter into, and perform its obligations under, any Charterparty to which it is or, as the case may be, is to become a party;

(c)	to execute the Finance Documents to which that Borrower is a party; and

(d)	to borrow under this Agreement, to enter into Designated Transactions under a Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which that Borrower is a party.

10.5	Consents in force

All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests

The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which that Borrower is a party:

(a)	that Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets,

and will not have a Material Adverse Effect.

10.9	No withholding taxes

All payments which each Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information

All information which has been provided in writing by or on behalf of each Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of any Borrower from that disclosed in the latest of those accounts which is likely to have a Material Adverse Effect.

10.12	No litigation

No legal or administrative action involving any Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPC Code) has been commenced or taken or, to any Borrower’s knowledge, is likely to be commenced or taken which would, in either case, be likely to have a Material Adverse Effect.

10.13	Validity and completeness of Underlying Documents

Each of the Underlying Documents constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms; and:

(a)	the copies of each Underlying Document delivered to the Facility Agent before the date of this Agreement is a true and complete copy thereof; and

(b)	no amendments or additions to any Underlying Document have been agreed nor has any of the parties thereto waived any of their respective rights thereunder.

10.14	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Borrower, any other member of a Group or any affiliate thereof (including, without limitation, the Substitute Guarantor or any subsidiary of the Substitute Guarantor) in connection with the acquisition of any of the Ships.

10.15	Compliance with certain undertakings

At the date of this Agreement, each Borrower is in compliance with Clauses 11.2, 11.4, 11.7 and 11.12.

10.16	Taxes paid

Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower and its business.

10.17	ISM and ISPS Code compliance

All requirements of (i) the ISM Code as they relate to the Approved Manager have been complied with and (ii) the ISM Code and the ISPS Code as they relate to each Borrower and each Ship will be complied with by no later than the actual Delivery Date relative thereto.

10.18	No Money laundering

No Borrower will, and will procure that no Security Party, to the extent applicable, will, in connection with this Agreement or any of the other Finance Documents, contravene or permit any subsidiary to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005) and comparable United States Federal and state laws. Each Borrower shall further submit any documents and declarations on request, if such documents or declarations are required by any Creditor Party to comply with its domestic money laundering and/or legal identification requirements; and

Each Borrower will promptly inform the Facility Agent by written notice, if it is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary.

The Facility Agent shall promptly notify the Lenders of any written notice it receives under this Clause 10.8.

10.19	No Immunity

Each Borrower is subject to suit and to commercial law and neither it nor any of its properties have any right of immunity from suit, execution, attachment or other legal process in the Republic of Liberia.

10.20	Sanctions

(a)	Each Borrower, the Guarantor and its subsidiaries and any other member of a Group, each other Security Party and their respective directors, officers, employees and, to the best of each Borrower’s knowledge and belief having made due and careful enquiry, agents or representatives has been and is in compliance with applicable Sanctions;

(b)	no Borrower, no Security Party and no member of a Group:

(i)	is a Designated Person;

(ii)	has violated or is violating any applicable Sanctions;

(iii)	is using or will use, directly or indirectly, the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any person, (i) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Loan, whether as underwriter, advisor, investor, or otherwise); or

(iv)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to applicable Sanctions by any Sanctions Authority; and

(c)	no Designated Person directly or indirectly holds any of a Borrower’s or Security Party’s share capital.

10.21	Choice of law

The choice of the laws of England to govern the Loan Agreement and those other Finance Documents which are expressed to be governed by the laws of England constitutes a valid choice of law and the submission by each Borrower thereunder to the non-exclusive jurisdiction of the Courts of England is a valid submission and does not contravene the laws of Liberia and the laws of England will be applied by the Courts of Liberia if the Loan Agreement or those other Finance Documents or any claim thereunder comes under their jurisdiction upon proof of the relevant provisions of the laws of England.

10.22	Repetition

The representations and warranties in this Clause 10 shall be deemed to be repeated by each Borrower:

(a)	on the date of service of each Drawdown Notice;

(b)	on each Drawdown Date; and

(c)	with the exception of Clauses 10.9 and 10.12, on the first day of each Interest Period,

as if made with reference to the facts and circumstances existing on each such day.

10.23	FATCA

No Borrower nor any Security Party is a FATCA FFI or a US Tax Obligor.

10.24	Delivery Security and other documentation and evidence

If a Drawdown Notice is not issued in respect of the Delivery Advance of Tranche D or Tranche E or, in the case of Tranche A, Tranche B or Tranche C, the Tranche itself or any of the aforementioned Advances or Tranches is not for any reason made available, the Borrower owning the Ship to be financed by such Tranche shall, on the Delivery Date of such Ship, execute and deliver the documents and evidence referred to in Part C of Schedule 3, with necessary modifications (if any) to reflect that the relevant Delivery Advance or such Tranche has not been made available, in form and substance satisfactory to the Facility Agent.

11	GENERAL UNDERTAKINGS

11.1	General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Facility Agent may, with the authorisation of the Majority Lenders, or, where specified, all Lenders, otherwise permit (which permission shall not be unreasonably withheld or delayed in connection with Clause 11.11).

11.2	Title; negative pledge and pari passu ranking

Each Borrower will:

(a)	as from the Delivery Date of its Ship, hold the legal title to, and own the entire beneficial interest in its Ship free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest over any other asset, present or future other than in the normal course of its business of owning and operating of the Ship owned by it; and

(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets

No Borrower will transfer, lease or otherwise dispose of:

(a)	the Shipbuilding Contract to which it is a party;

(b)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not if such transfer, lease or disposal results or in the occurrence of an Event of Default; or

(c)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of a Ship as to which Clause 14.14 applies.

11.4	Information provided to be accurate

All financial and other information, including, but not limited to factual information, exhibits and reports, which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.5	No other liabilities or obligations to be incurred

No Borrower will incur any liability or obligation (including, without limitation, any Financial Indebtedness) except (a) any shareholder loan owing to the Guarantor in an amount not exceeding the amount of Tranche A provided that it is repaid by the Borrowers in full on the Drawdown Date in respect of Ship A, (b) liabilities and obligations under the Underlying Documents and the Finance Documents to which it is a party and (c) liabilities or obligations reasonably incurred in the ordinary course of operating and chartering its Ship and, should the Lenders consent to the incurrence by a Borrower of any such obligations and/or liabilities, then that Borrower shall ensure that any such obligations and/or liabilities shall at all times be subordinated in priority to the obligations and liabilities of such Borrower under this Agreement and the other Finance Documents.

11.6	Creditor notices

Each Borrower will send to the Facility Agent, at the same time as they are despatched, copies of all communications which are despatched to all of its creditors or to the whole or any class of them.

11.7	Consents

Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Facility Agent of, all consents required:

(a)	for that Borrower to perform its obligations under any Finance Document and any Underlying Document to which that Borrower is party;

(b)	for the validity or enforceability of any Finance Document and any Underlying Document to which that Borrower is party; and

(c)	after the Delivery Date of its Ship, for that Borrower to own and operate that Ship,

and that Borrower will comply (or procure compliance as the case may be) with the terms of all such consents.

11.8	Maintenance of Security Interests

Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.9	Notification of litigation

Each Borrower will provide the Facility Agent with details of any legal or administrative action involving that Borrower, any Security Party, any Underlying Document to which it is a party, its Ship, its Earnings or its Insurances as soon as such action is instituted unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.10	No amendment to Master Agreements; Transactions

No Borrower will:

(a)	agree to any amendment or supplement to, or waive or fail to enforce, a Master Agreement or any of its provisions; or

(b)	enter into any Transaction pursuant to a Master Agreement except Designated Transactions.

11.11	No amendment to any Underlying Document

No Borrower will agree to any amendment or supplement to, or waive or fail to enforce, any Underlying Document or any of its provisions without the prior written consent of the Lenders such consent not to be unreasonably withheld, delayed or conditioned.

11.12	Principal place of business

Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at Clause 28.2(a) and that Borrower will not establish nor do anything as a result of which it would be deemed to have, a place of business in England or the United States of America.

11.13	Confirmation of no default

Each Borrower will, within 2 Business Days after service by the Facility Agent of a written request, serve on the Facility Agent a notice which is signed by an officer of that Borrower and which:

(a)	states that no Event of Default has occurred; or

(b)	states that no Event of Default has occurred, except for a specified event or matter, of which all material details are given,

the Facility Agent may serve requests under this Clause 11.13 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or Commitments exceeding 10 per cent. of the Total Commitments; this Clause 11.13 does not affect that Borrower’s obligations under Clause 11.14.

11.14	Notification of default

Each Borrower will notify the Facility Agent as soon as that Borrower becomes aware of:

(a)	the occurrence of a Potential Event of Default and/or an Event of Default (and the steps, if any, being taken to remedy such Potential Event of Default and/or Event of Default); or

(b)	any matter which indicates that an Event of Default may have occurred,

and will thereafter keep the Facility Agent fully up-to-date with all developments.

11.15	Provision of further information

Each Borrower will, as soon as practicable after receiving the request, provide the Facility Agent with any additional financial or other information relating:

(a)	to it, the Ship owned by it, its Insurances and its Earnings; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Facility Agent, the Security Trustee or any Lender at any time.

11.16	General and administrative costs

Each Borrower shall ensure that the payment of all its general and administrative costs in connection with the ownership and operation of the Ship owned by it (including, without limitation, the payment of the management fees pursuant to the Management Agreements) shall be fully subordinated to its payment obligations under this Agreement and the other Finance Documents throughout the Security Period.

11.17	Provision of copies and translation of documents

Each Borrower will supply the Facility Agent with a sufficient number of copies of the documents referred to above to provide one copy for each Creditor Party; and if the Facility Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Facility Agent.

11.18	Hedging of interest rate risks

Each Borrower may from time to time enter into Designated Transactions with the Swap Bank in order to hedge all or part of the interest rate risk under this Agreement.

11.19	FATCA

No Borrower shall and each Borrower shall ensure that none of the Security Parties shall become a FATCA FFI or a US Tax Obligor.

11.20	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of that Borrower or any Security Party after the date of this Agreement (including a situation where a shareholder’s share in a Borrower or any Security Party rises above 25% of the total number of shares); or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Facility Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Facility Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.21	Sanctions

Each Borrower shall and shall procure that each member of a Group:

(a)	will comply in all respects with Sanctions;

(b)	will not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any person, (i) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any person (including any person participating in the transactions contemplated by this Agreement and the Finance Documents, whether as underwriter, advisor, investor, or otherwise); and

(c)	shall not fund all or part of any payment under a Finance Document out of proceeds derived from business or transactions with a Designated Person or from any action which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

(d)	No Borrower, no Security Party, nor any member of a Group, shall be a Designated Person.

12	CORPORATE UNDERTAKINGS

12.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Facility Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status

Each Borrower will maintain its separate existence as a company and remain in good standing under the laws of Liberia.

12.3	Negative Undertakings

(a)	No Borrower will:

(i)	carry on any business other than the ownership, chartering and operation of its Ship; or

(ii)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if an Event of Default has occurred and is continuing or would result from such payment or distribution; or

(iii)	provide any form of credit or financial assistance to:

(A)	a person who is directly or indirectly interested in any Borrower’s share or loan capital; or

(B)	any company in or with which such a person is directly or indirectly interested or connected,

enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to any Borrower than those which it could obtain in a bargain made at arms’ length;

(iv)	open or maintain any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents including, without limitation, its Earnings Account;

(v)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(vi)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative;

(vii)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or

(viii)	acquire any vessel other than its Ship.

13	INSURANCE

13.1	General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period (as from the Delivery Date of the Ship owned by that Borrower and at all times thereafter) except as the Facility Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks); and

(b)	war risks (including protection and indemnity war risks with a separate limit not less than hull value);

(c)	protection and indemnity risks (including, without limitation, pollution risks and protection and indemnity war risks in excess of the amount of war risks (hull) each in the highest amount available in the international insurance market); and

(d)	any other risks against which the Facility Agent acting on the instructions of the Majority Lenders, having regard to practices, recommendations and other circumstances prevailing at the relevant time may from time to time require by notice to that Borrower.

13.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks (including, blocking and trapping), on an agreed value basis in approved amounts but not in any event and at any time less than (i) the higher of (i) the amount which when aggregated with the insured amounts for the other Ships which are then subject to a Mortgage is equal to 120 per cent. of the Loan and (ii) the Market Value of the Ship owned by that Borrower Provided that the hull and machinery cover to be effected in relation to each Ship shall be equal to at least 80 per cent. of the Market Value of each Ship with the balance of the cover to be effected by way of hull interest and freight interest insurance cover;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship owned by that Borrower;

(e)	in relation to war risks insurance, extended to cover piracy and terrorism where piracy or, as the case may be, terrorism, are excluded under the fire and usual marine risks insurance;

(f)	on approved terms; and

(g)

through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations, and have a Standard & Poor’s rating of at least BBB or a comparable rating by any other rating agency reasonably acceptable to the Facility Agent (acting with the authorisation of the Majority Lenders).

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, each Borrower shall procure that:

(a)	it and any and all third parties who are named assured or co-assured under any obligatory insurance shall assign their interest in any and all obligatory insurances and other Insurances if so required by the Facility Agent;

(b)	whenever the Security Trustee requires, the obligatory insurances name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurances;

(c)	the interest of the Security Trustee as assignee and as loss payee shall be duly endorsed on all slips, cover notes, policies, certificates of entry or other instruments of insurance in respect of the obligatory insurances;

(d)	the obligatory insurances shall name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(e)	the obligatory insurances shall provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(f)	the obligatory insurances shall provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (f) from making personal claims against persons (other than the Borrowers or any other Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(g)	the obligatory insurances shall provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee;

(h)	the obligatory insurances shall provide that the Security Trustee may make proof of loss if that Borrower fails to do so; and

(i)	the obligatory insurances shall provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 30 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)	notify the Security Trustee of the brokers, underwriters, insurance companies and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Majority Lenders’ approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Majority Lenders’ approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters of undertaking in a form required by the Majority Lenders and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Borrower is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship; and

(b)	a letter or letters of undertaking in the Agreed Form; and

(c)	where required to be issued under the terms of insurance/indemnity provided by that Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in relation to its Ship in accordance with the requirements of such protections and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment

No Borrower shall employ the Ship owned by it, nor shall permit her to be employed, outside the cover provided by any obligatory insurances.

13.12	Compliance with terms of insurances

No Borrower shall do or omit to do (or permits to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	each Borrower shall make (and promptly supply copies to the Facility Agent (upon its request)) of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) and, if applicable, shall procure that the Approved Manager complies with this requirement; and

(d)	no Borrower shall employ the Ship owned by it, nor shall allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13	Alteration to terms of insurances

No Borrower shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance other than where the alternatives are mandatory to comply with international conventions or Sanctions without the prior written consent of the Security Trustee.

13.14	Settlement of claims

No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15	Provision of copies of communications

Each Borrower shall provide the Security Trustee, upon its request, copies of all written communications between that Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16	Provision of information and further undertakings

In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances,

and shall:

(i)	do all things necessary and provide the Facility Agent and the Security Trustee with all documents and information to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents; and

(ii)	promptly provide the Facility Agent with full information regarding any Major Casualty or in consequence whereof the Ship owned by that Borrower has become or may become a Total Loss and agree to any settlement of such casualty or other accident or damage to that Ship only with the Facility Agent’s prior written consent, and that each Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all reasonable fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.17	Mortgagee’s interest, additional perils

The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in an amount equal to 120 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance in relation to each Ship in such amount as the Security Trustee may consider appropriate, providing for the indemnification of the Security Trustee for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to any Ship or a liability of any Ship or of any Borrower, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)	any act or omission on the part of a Borrower, of any operator, charterer, manager or sub-manager of the Ship owned by it or of any officer, employee or agent of that Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of a Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Borrower or of such a person, including the casting away or damaging of the Ship owned by it and/or the Ship owned by it being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance whether or not similar to the foregoing;

(b)	a mortgagee’s interest additional perils insurance in relation to each Ship in such amount as the Security Trustee may consider appropriate, providing for the indemnification of the Security Trustee against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over a Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils insurance whether or not similar to the foregoing, and that Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance under this Clause 13.17.

13.18	Review of insurance requirements

The Majority Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Majority Lenders, significant and capable of affecting any Borrower or the Ship owned by it and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which that Borrower may be subject), and may appoint insurance consultants in relation to this review at the cost of that Borrower and that Borrower shall upon demand fully indemnify the Facility Agent in respect of all fees and other expenses incurred by or for the account of the Facility Agent in appointing an independent marine insurance broker or adviser to conduct such review.

13.19	Modification of insurance requirements

The Security Trustee shall notify each Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Majority Lenders reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

13.20	Compliance with mortgagee’s instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14	SHIP COVENANTS

14.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period (after the Ship owned by it has been delivered to it under the relevant Shipbuilding Contract) except as the Facility Agent, with the authorisation of the Majority Lenders, may otherwise permit (in the case of the Clauses 14.2, 14.3(b), 14.13(e) and 14.14, such permission not to be unreasonably withheld).

14.2	Ship’s name and registration

Each Borrower shall keep the Ship owned by it registered in its name under the relevant Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled and shall not change the name or port of registry of that Ship.

14.3	Repair and classification

Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair, sea and cargo worthy in all respects:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class with a classification society acceptable to the Majority Lenders (it being agreed that Lloyd’s Register and the American Bureau of Shipping shall be deemed acceptable) free of overdue recommendations and conditions and, upon the Security Trustee’s request, such classification society shall provide the Security Trustee with any information and documentation required in respect of that Ship as the same is maintained in the records of such classification society; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code, the ISM Code Documentation and the ISPS Code,

and the Facility Agent shall be given power of attorney in the form attached as Schedule 6 to act on behalf of that Borrower in order to, inspect the class records and any files held by the classification society and to require the classification society to provide the Facility Agent or any of its nominees with any information, document or file, it might reasonably request and the classification society shall be fully entitled to rely hereon without any further inquiry.

14.4	Classification society undertaking

Each Borrower shall instruct the classification society referred to in Clause 14.3 (and shall use its best endeavours to procure that the classification society undertakes with the Security Trustee) in relation to the Ship owned by it:

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the classification society in relation to that Ship;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from that Borrower or any person that that Ship’s classification society is to be changed;

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Ship’s membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5	Modification

No Borrower shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce her value.

14.6	Removal of parts

No Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the relevant Ship the property of the relevant Borrower and subject to the security constituted by the Mortgage and any Deed of Covenant Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Majority Lenders provide the Security Trustee, with copies of all survey reports.

14.8	Technical Survey

Without prejudice to a Borrower’s obligations pursuant to Clause14.7, if the survey report to be delivered as a condition to the drawdown of the Advance which shall be used to (inter alia) finance or refinance a Ship (as referred to in the applicable paragraph of Schedule 3) is not satisfactory to the Facility Agent (acting reasonably), that Borrower shall promptly following the request of the Facility Agent (to be made within 6 months of the Drawdown Date relative to the Advance which was used (inter alia) to finance or refinance the Delivery Advance of such Ship) submit the Ship owned by it for a technical survey by an independent surveyor or surveyors appointed by the Facility Agent. All fees and expenses incurred in relation to the appointment of the surveyor or surveyors and the preparation and issue of all technical reports pursuant to this Clause 14.8 shall be for the account of the Borrowers.

14.9	Inspection

Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that so long as a Ship is found to be in a satisfactory condition to the Facility Agent (acting reasonably) and no continuing Event of Default or Potential Event of Default shall be in existence, the Borrowers shall not be obliged to pay the fees and expenses incurred in connection with the inspection of the relevant Ship more than once in any twelve-month period.

14.10	Prevention of and release from arrest

Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, its Earnings or Insurances;

(b)	all taxes, dues and other amounts charged in respect of that Ship, its Earnings or Insurances; and

(c)	all other outgoings whatsoever in respect of that Ship, its Earnings or Insurances,

and, forthwith upon receiving notice of the arrest of that Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower which is the owner of that Ship shall procure her release by providing bail or otherwise as the circumstances may require.

14.11	Compliance with laws etc.

Each Borrower shall and shall procure that each Security Party shall:

(a)	comply with the ISM Code, all Environmental Laws, all Sanctions, and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including, but not limited to, the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of the Majority Lenders has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Majority Lenders may require.

14.12	Provision of information

Each Borrower shall promptly provide the Security Trustee with any information which the Majority Lenders request regarding:

(a)	the Ship owned by it, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, and the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship owned by it and of any current charter guarantee, and copies of the ISM Code Documentation and the ISCC.

14.13	Notification of certain events

Each Borrower shall immediately notify the Security Trustee by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement, overdue condition or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire,

(e)	any intended dry docking of the Ship owned by it where the cost of the dry docking will, or is likely to, exceed $1,500,000 (or the equivalent in any other currency) in aggregate;

(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.14	Restrictions on, appointment of managers etc.

No Borrower shall:

(a)	enter into any time charter (including, without limitation, any Charterparty) in relation to the Ship owned by it under which more than 2 months’ hire (or the equivalent) is payable in advance;

(b)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(c)	appoint a manager of the Ship owned by it other than the Approved Manager;

(d)	de-activate or lay up the Ship owned by it; or

(e)	put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings for the cost of such work or otherwise.

14.15	Notice of Mortgage

Each Borrower shall keep the Mortgage registered against the Ship owned by it as a valid first priority or, as the case may be, preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

14.16	Sharing of Earnings

No Borrower shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Borrower to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14.17	ISPS Code

Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Facility Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.18	Time Charter Assignment

If any Borrower enters into any Charterparty in respect of its Ship, the relevant Borrower shall execute a Charterparty Assignment, and shall deliver to the Facility Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5 and 7 of Part A of Schedule 3 hereof as the Facility Agent may require.

14.19	Sanctions Provisions

(a)	Each Borrower shall, and shall procure that the Guarantor and each other Security Party shall, in respect of any charterer of any of the Ships (including any Approved Charterer), shall use all reasonable endeavours to procure that the charterer shall, comply in all respects with all laws to which it may be subject, including, without limitation, all national and international laws, directives, regulations, decrees, rulings and such analogous rules, including, but not limited to, rules relating to Sanctions.

(b)	Each Borrower undertakes to make the Approved Charterer and all other charterers and operators of each Ship aware of the requirements of this Clause 14.19 and of Clause 10.20 and shall procure that they act in accordance with these requirements.

15	SECURITY COVER

15.1	Minimum required security cover

Clause 15.2 applies if the Facility Agent notifies the Borrowers that either Security Cover Ratio is below 120 per cent.

15.2	Provision of additional security; prepayment

If the Facility Agent serves a notice on the Borrowers under Clause 15.1, the Borrowers shall prepay such part (at least) of the outstanding amount of the Loan as will eliminate the shortfall on or before the date falling 45 days after the date on which the Facility Agent’s notice is served under Clause 15.1 (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date prepays such part of the Loan as shall eliminate the shortfall or they have provided, or ensured that a third party has provided, additional security acceptable to the Majority Lenders and which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms and securing such part of the Loan and such Swap Exposure as the Facility Agent may, with authorisation from the Majority Lenders, approve or require.

15.3	Requirement for additional documents

The Borrowers shall not be deemed to have complied with Clause 15.2 above until the Facility Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 3, Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

15.4	Valuation of Ships

The Market Value of a Ship at any date is that shown by the arithmetic average of two valuations each prepared:

(a)	as at a date not more than 14 days previously and, for the purposes of Clause 15.9, each Compliance Date and each date of Dropdown;

(b)	by an Approved Broker nominated and appointed by the Borrowers;

(c)	with or without physical inspection of the relevant Ship (as the Facility Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale,

Provided that if the difference between the 2 valuations obtained at any one time pursuant to this Clause 15.4 is greater than 15 per cent. a valuation shall be commissioned from a third Approved Broker appointed by the Facility Agent. Such valuation shall be conducted in accordance with this Clause 15.4 and the Market Value of that Ship in such circumstances shall be the average of the initial 2 valuations and the valuation provided by the third Approved Broker.

In this Clause 15.4 “Compliance Date” means 30 June and 31 December in each financial year of the Borrowers.

15.5	Value of additional security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.4.

15.6	Valuations binding

Any valuation under Clause 15.2, 15.4 or 15.5 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

15.7	Provision of information

The Borrowers shall promptly provide the Facility Agent and any Approved Broker or expert acting under Clause 15.4 or 15.5 with any information which the Facility Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8	Payment of valuation expenses

Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.2, 20.3 and 21.4, the Borrowers shall, on demand, pay the Facility Agent the amount of the reasonable fees and expenses of any Approved Broker or expert instructed by the Facility Agent under this Clause and all reasonable legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.9	Frequency of valuations

The Borrowers shall provide the Facility Agent with valuations of the Ships at such times as the Majority Lenders shall reasonably deem necessary and, in any event, on the dates on which the Guarantor or Substitute Guarantor as may be relevant provides a Compliance Certificate (as such term is defined in the Guarantee or New Guarantee, as the case may be) in accordance with Clause 12.5 of the Guarantee or, as the case may be, the corresponding clause of the New Guarantee and on each date of Dropdown Provided that so long as no Event of Default has occurred, the Borrowers shall not be obliged to pay for more than two sets of valuations of each Ship during each calendar year.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made:

(a)	by the Lenders to the Facility Agent; or

(b)	by the Borrowers to the Facility Agent, the Security Trustee or any Lender,

under a Finance Document shall be made to the Facility Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Facility Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)	in the case of an amount payable by a Lender to the Facility Agent or by the Borrowers to the Facility Agent or any Lender, to the account of the Facility Agent with the following payment instructions:

Account:                         JPMorgan Chase Bank, New York – Swift Code CHASUS33

Beneficiary Bank           ING Bank Amsterdam – Swift Code INGBNL2A

Account Number            001 1 643293

Reference                       WLO.GB/AMP.M03.005/Helios,

or to such other account with such other bank as the Facility Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by a Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Facility Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Facility Agent to that Lender, the Swap Bank or, as the case may be or the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Facility Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Bank generally shall be distributed by the Facility Agent to each Lender and the Swap Bank pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Facility Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Facility Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount (i) any sum which is then due and payable to the Facility Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Facility Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand and (ii) any amount the Facility Agent determines is required to be deducted and withheld under FATCA.

16.6	Facility Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Facility Agent shall not be obliged to make available to the Borrowers or, following a Dropdown, to the Borrowers that are members of the relevant Group, or any Lender or the Swap Bank any sum which the Facility Agent is expecting to receive for remittance or distribution to the Borrowers or that Lender or the Swap Bank until the Facility Agent has satisfied itself that it has received that sum.

16.7	Refund to Facility Agent of monies not received

If and to the extent that the Facility Agent makes available a sum to the Borrowers or a Lender or the Swap Bank, without first having received that sum, the Borrowers or (as the case may be) the Lender or Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Facility Agent; and

(b)	pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding or other loss, liability or expense incurred by the Facility Agent as a result of making the sum available before receiving it.

16.8	Facility Agent may assume receipt

Clause 16.7 shall not affect any claim which the Facility Agent has under the law of restitution and applies irrespective of whether the Facility Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Facility Agent’s memorandum account

The Facility Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Facility Agent and the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

16.12	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, the Borrowers or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 16.1 may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrowers or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the party or parties under this Agreement beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”),

in each case such payments must be made on the due date for payment under the Finance Documents;

(b)	all interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements;

(c)	a party to this Agreement which has made a payment in accordance with paragraphs (a) and (b) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account;

(d)	promptly upon the appointment of a successor Agent in accordance with the Finance Documents, each Paying Party shall (other than to the extent that that party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 16.4; and

(e)	a Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (other than under a Master Agreement) in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents (other than a Master Agreement) other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrowers under Clauses 20, 21 and 22 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document (other than a Master Agreement));

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (other than under a Master Agreement); and

(iii)	thirdly, in or towards satisfaction of the Loan;

(b)	SECONDLY: in or towards satisfaction of any amounts then due and payable under a Master Agreement in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Swap Bank under a Master Agreement other than those amounts referred to at paragraphs (ii) and (iii);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Swap Bank under a Master Agreement (and, for this purpose, the expression “interest” shall include any net amount which that Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of a Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)	thirdly, in or towards satisfaction of the aggregate Swap Exposure of the Swap Bank calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(c)	THIRDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document (other than a Master Agreement) but which the Facility Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause;

(d)	FOURTHLY: in retention of an amount equal to any amount not then due under and payable under a Master Agreement but which the Swap Bank, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and

(e)	FIFTHLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Facility Agent may, with the authorisation of the Majority Lenders, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Facility Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden

This Clause 17 and any notice which the Facility Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings

Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (subject only to the provisions of the General Assignments), all the Earnings of each Ship are paid to the Earnings Account for that Ship. Any monies standing to the credit of the Earnings Accounts shall be freely available to the Borrowers subject to there not being any Event of Default or Potential Event of Default in existence at the relevant time.

18.2	Release of accrued interest

Interest accruing on each Earnings Account under Clause 18.1 shall be released to the Borrowers on each Repayment Date unless an Event of Default or a Potential Event of Default has occurred.

18.3	Location of accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Facility Agent as to the location or re-location of the Earnings Accounts (or any of them); and

(b)	execute any documents which the Facility Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts (or any of them).

18.4	Debits for expenses etc.

The Facility Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account, with no later than 10 Business Days prior notice to the Borrowers, in order to discharge any amount due and payable under Clause 19.11, 20.1 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under these Clauses.

19	EVENT OF DEFAULT

19.1	Events of Default

An Event of Default occurs if:

(a)	any Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document unless its failure to pay is caused by (i) administrative or technical error or (ii) a Disruption Event and payment is made within 3 Business Days of its due date; or

(b)	any breach occurs of Clause 9.2, 10.18, 10.20, 11.2, 11.3, 11.21, 12.2, 12.3, 13.2, 13.3, 14.9, 15.2, 18.1 or 18.2; or

(c)	any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the reasonable opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 14 days after written notice from the Facility Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Documents) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, any Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (in the case of the Guarantor and, after exercise of an Option, the Substitute Guarantor, in an amount exceeding, in aggregate, $5,000,000 or the equivalent in any other currency), in aggregate:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the reasonable opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums (in the case of a Borrower, in respect of an amount exceeding, $5,000,000 or the equivalent in another currency unless such execution, attachment, arrest, sequestration or distress is dismissed, withdrawn, released or lifted within 15 Business Days of the occurrence of such event; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Guarantor or any Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)

a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(xii)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(xiii)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(xiv)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(xv)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(xvi)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Majority Lenders, is similar to any of the foregoing; or

(h)	a Borrower, the Guarantor and, after exercise of the Option in respect of any Ship, the Substitute Guarantor, ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Facility Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any official consent necessary to enable any Borrower to own, operate or charter the Ship owned by it or to enable any Borrower or any Security Party to comply with any of the provision which the Majority Lenders consider material of a Finance Document or any Underlying Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled or any Refund Guarantee ceases to remain in full force and effect for any reason; or

(k)	if, after exercising an Option, the common units of the Substitute Guarantor cease to be quoted on the Nasdaq National Market in New York or any other internationally recognised stock exchange acceptable to the Lenders or if the whole of the issued share capital of any Borrower whose Ship is at the relevant time subject to a Mortgage is not wholly-owned by the Guarantor or, after exercise of the Option in respect of the Ship owned by that Borrower, the Substitute Guarantor; or

(l)	any provision which the Majority Lenders reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	it evidently appears to the Majority Lenders that, without their prior consent and other than as the result of a Dropdown: (i) at any time, a change has occurred after the date of this Agreement in the legal and beneficial ownership of any of the shares in any Borrower or the ultimate beneficial ownership of the Guarantor or, after exercise of an Option, the Substitute Guarantor or any of them, in the control of the voting rights attaching to any of those shares unless such change results in the ultimate beneficial owner of any Borrower, the Guarantor or, after exercise of an Option, the Substitute Guarantor (the identity of which has been disclosed to the Facility Agent in writing on the date of this Agreement) owning more common units in the capital of the Guarantor or, as the case may be, the Substitute Guarantor than any other person (save for any passive institutional investor)) and holding executive power in any Borrower, the Guarantor or, as the case may be, the Substitute Guarantor and/or (ii) after exercise of the Option in respect of a Ship: (A) Capital Partners GP LLC has ceased to be the Substitute Guarantor’s general partner or (B) the Guarantor has ceased to hold legal ownership of the common units of Capital Partners GP LLC; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	any of the following occurs in relation to a Master Agreement:

(i)	notice of an Early Termination Date is given by the Swap Bank under Section 6(a) of a Master Agreement; or

(ii)	a person entitled to do so gives notice of Early Termination Date under Section (b) of a Master Agreement; or

(iii)	an Event of Default (as defined in Section 14 of a Master Agreement) occurs; or

(iv)	a Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Swap Bank; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of a Borrower, the Guarantor or, after exercising an Option, the Substitute Guarantor; or

(ii)	any accident or other event involving a Ship or another vessel owned, chartered or operated by a Relevant Person; or

(iii)	the commencement of legal or administrative action involving the Borrower, the Ship owned by it, or any Security Party,

which in the reasonable opinion of the Lenders constitutes a Material Adverse Change.

19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default in relation to a Group:

(a)	the Facility Agent may, and if so instructed by the Majority Lenders, the Facility Agent shall:

(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are terminated; and/or

(ii)	serve on the Borrowers a notice stating that the Tranche or Tranches (or part thereof) owing by any Borrower which is a member of that Group, all accrued interest and all other amounts accrued or owing in respect of that or those Tranches under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Facility Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Facility Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Facility Agent, the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall terminate.

19.4	Acceleration of Loan

On the service of a notice under paragraph (a)(ii) of Clause 19.2, any Tranche (or part thereof) referred to therein, all accrued interest and all other amounts accrued or owing from any Borrower which is a member of the Group to which the Event of Default relates or any other Security Party under this Agreement and every other Finance Document securing any of those Tranches shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Facility Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Facility Agent shall send to each Lender, the Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Facility Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Facility Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrowers or any Security Party with any form of claim or defence.

19.7	Lender’s rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party Liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly or mainly caused by the gross negligence, the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or ( as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons

In this Clause 19, “a Relevant Person” means a Borrower, the Guarantor and any other Security Party or member of the CMTC Group and, after exercising the Option, any member of the CPLP Group.

19.10	Interpretation

An Event of Default shall be deemed to have occurred under this Clause 19 in relation to a Group if it relates to:

(a)	a Borrower which is a member of that Group;

(b)	a Ship owned or to be owned by a member of that Group;

(c)	a Finance Document that is executed as security for, or to establish any kind of priorities arrangement in relation to, any amount payable by a member of that Group;

(d)	a Security Party executing such a Finance Document; or

(e)	generally, that Group or the members of that Group,

it being agreed that on the occurrence of an Event of Default in relation to a Group, no rights whatsoever shall accrue to the Creditor Parties as a result thereof to take action under the Loan Agreement or any other Finance Document in relation to any other Borrower which is a member of the other Group or its Ship (provided always that no Event of Default has occurred and is continuing at the time in relation to any such other Borrower(s) or Ship), and in Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

19.11	Position of the Swap Bank

Neither the Facility Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1	Commitment and upfront fees

Each Borrower shall pay to the Facility Agent the fees, each in the amounts, at the rates, and on the dates and to the Creditor Parties referred to in the Fee Letter Provided that no commitment fee shall be payable to the Facility Agent (for the account of a Lender) on the Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

20.2	Costs of negotiation, preparation etc.

Each Borrower shall pay to the Facility Agent on its demand the amount of all expenses incurred by the Facility Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document (including, for the avoidance of doubt, any expenses incurred by the Lenders in obtaining the legal opinions referred to in Schedule 3) or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc.

Each Borrower shall pay to the Facility Agent, on the Facility Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Lender in connection with:

(a)	any amendment or supplement (or any proposal for such an amendment or supplement) requested (or, in the case of a proposal, made) by or on behalf of any Borrower and relating to a Finance Document or any other Pertinent Document;

(b)	any consent, waiver or suspension of rights by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned or any proposal for any of the foregoing requested (or, in the case of a proposal, made) by or on behalf of a Borrower under or in connection with a Finance Document or any other Pertinent Document;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Lender concerned or the Swap Bank with a view to the preservation, protection, exercise or enforcement of any rights or Security Interest created by a Finance Document or for any similar purpose including, without limitation, any proceedings to recover or retain proceeds of enforcement or any other proceedings following enforcement proceedings until the date all outstanding indebtedness to the Creditor Parties under the Finance Documents, a Master Agreement and any other Pertinent Document is repaid in full.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes

The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Facility Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.5	Certification of amounts

A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrowers shall fully indemnify the Facility Agent and each Lender on the Facility Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity after the Drawdown Notice has been served in accordance with the provisions of this Agreement;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by any Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by any Borrower on the amount concerned under Clause 7); and

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document Provided that, other than in the case of paragraph (d), to the extent that such losses are attributable to specific Tranches, each Borrower who was an Affected Borrower at the time such losses were incurred shall only be required to indemnify the Creditor Parties for losses attributable to the Tranche relative to a Chartered Ship and the other Borrowers shall be required to indemnify the Creditor Parties for losses attributable to all Tranches which were not at the relevant time Tranches relating to a Chartered Ship.

21.2	Break Costs

If a Lender (the “Notifying Lender”) notifies the Facility Agent that as a consequence of receipt or recovery of all or any part of the Loan (a “Payment”) on a day other than the last day of an Interest Period applicable to the sum received or recovered the Notifying Lender has or will, with effect from a specified date, incur Break Costs:

(a)	the Facility Agent shall promptly notify the Borrowers of a notice it receives from a Notifying Lender under this Clause 21.2;

(b)	the Borrowers (or, subject to Clause 29.2, each Affected Borrower with respect to each Tranche relative to a Chartered Ship), shall, within 3 Business Days of the Facility Agent’s demand, pay to the Facility Agent for the account of the Notifying Lender the amount of such Break Costs; and

(c)	the Notifying Lender shall, as soon as reasonably practicable, following a request by the Borrowers, provide a certificate confirming the amount of the Notifying Lender’s Break Costs for the Interest Period in which they accrue, such certificate to be, in the absence of manifest error, conclusive and binding on the Borrower.

In this Clause 21.2, “Break Costs” means, in relation to a Payment the amount (if any) by which:

(i)	the interest which the Notifying Lender, should have received in respect of the sum received or recovered from the date of receipt or recovery of such Payment to the last day of the then current Interest Period applicable to the sum received or recovered had such Payment been made on the last day of such Interest Period;

exceeds

(ii)	the amount which the Notifying Lender, would be able to obtain by placing an amount equal to such Payment on deposit with a leading bank in the London interbank market for a period commencing on the Business Day following receipt or recovery of such Payment (as the case may be) and ending on the last day of the then current Interest Period applicable to the sum received or recovered.

21.3	Other breakage costs

Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of prospective profit, incurred by a Lender in borrowing, liquidating or re-employing deposits from third parties acquired, contracted for or arranged to fund, effect or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount) other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

21.4	Miscellaneous indemnities

The Borrowers shall fully indemnify each Creditor Party severally on their respective demands, without prejudice to any of their other rights under any of the Finance Documents, in respect of all claims, proceedings, liabilities, taxes, losses and expenses of every kind which may be made or brought against or sustained or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Facility Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document (each an “Indemnified Party”);

(b)	any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by any Indemnified Party as a result of negligent conduct of any Borrower, any Security Party, any member of the Group(s), or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions;

(c)	investigating any event which the Creditor Party concerned reasonably believes constitutes an Event of Default or Potential Event of Default;

(d)	acting or relying on any notice, request or instruction which the Creditor Party concerned reasonably believes to be genuine, correct and appropriately authorised; or

(e)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, Clause 21.1 and this Clause 21.4 cover any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law or Sanctions.

21.5	Environmental Indemnity

Without prejudice to its generality, Clause 21.3 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

21.6	Currency indemnity

If any sum due from any Borrower or any Security Party to a Creditor Party under a Finance Document or under any order, award or judgment relating to a Finance Document (a “Sum”) has to be converted from the currency in which the Finance Document provided for the Sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making, filing or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order, judgment or award from any court or other tribunal in relation to any litigation or arbitration proceedings; or

(c)	enforcing any such order, judgment or award,

the Borrowers shall as an independent obligation, within 3 Business Days of demand, indemnify the Creditor Party to whom that Sum is due against any cost, loss or liability arising when the payment actually received by that Creditor Party is converted at the available rate of exchange back into the Contractual Currency including any discrepancy between (A) the rate of exchange actually used to convert the Sum from the Payment Currency into the Contractual Currency and (B) the available rate of exchange.

In this Clause 21.6, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the Sum to purchase the Contractual Currency with the Payment Currency.

The Borrowers waive any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

If any Creditor Party receives any Sum in a currency other than the Contractual Currency, the Borrowers shall indemnify the Creditor Party concerned against any cost, loss or liability arising directly or indirectly from any conversion of such Sum to the Contractual Currency.

This Clause 21.6 creates a separate liability of each Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.7	Application to Master Agreements

For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from a Borrower to the Swap Bank under or in connection with any Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.8	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.9	Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by a Borrower to the Facility Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, counter-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law, regulation or regulatory requirement to make.

22.2	Grossing-up for taxes

If any Borrower is required by law, regulation or regulatory requirement to make a tax deduction from any payment due under a Finance Document:

(a)	that Borrowers shall notify the Facility Agent as soon as it becomes aware of the requirement;

(b)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that, after the making of such tax deduction, each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would have received had no such tax deduction been required to be made; and

(c)	the Borrowers shall pay the full amount of the tax required to be deducted to the appropriate taxation authority promptly in accordance with the relevant law, regulation or regulatory requirement, and in any event before any fine or penalty arises,

Provided that if a payment from a Borrower which is not an Affected Borrower is required to be increased under this Clause, such increase shall not constitute an obligation of any Affected Borrower and Provided further that if a payment from an Affected Borrower is required to be increased under this Clause 22.2, such increase shall not constitute an obligation of any Borrower which is not an Affected Borrower.

22.3	Indemnity and evidence of payment of taxes

The Borrowers shall fully indemnify each Creditor Party on the Facility Agent’s demand in respect of all claims, expenses, liabilities and losses incurred by any Creditor Party by reason of:

(a)	any failure of a Borrower to make any tax deduction; or

(b)	any increased payment not being made on the due date for such payment in accordance with Clause 22.2; or

(c)	without prejudice to the provisions of Clause 22.2, any payment on account of tax required to be made by a Creditor Party solely as a result of that Creditor Party’s entry into any Finance Document (not being a tax imposed on the net income of that Creditor Party by the jurisdiction in which it is incorporated, or the jurisdiction in which it is located or on the capital of that Creditor Party employed in such jurisdiction or jurisdictions) on any sum received or receivable under the Finance Documents (including, without limitation, any sum received or receivable under this Clause 22.3) or any liability in respect of any such payment is asserted, imposed, levied or assessed against that Creditor Party.

Within 30 days after making any tax deduction, the Borrowers shall deliver to the Facility Agent any receipts, certificates or other documentary evidence satisfactory to the Facility Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 “tax deduction” means any deduction or withholding from any payment due under a Finance Document for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5	Application to Master Agreements

For the avoidance of doubt, Clause 22 does not apply in respect of sums due from any Borrower to the Swap Bank under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of a Master Agreement shall apply.

22.6	FATCA

(a)	FATCA Information:

(i)	Subject to paragraph (iii) below, each party to a Finance Document shall, within 10 Business Days of a reasonable request by another party to the Finance Documents:

(A)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(B)	supply to the requesting party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru percentage” or other information required under the Treasury regulations or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purposes of such requesting party’s compliance with FATCA.

(ii)	If a party to any Finance Document confirms to another party pursuant to Clause 22.5(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(iii)	Sub-clause (i) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such party for purposes of this Sub-clause (iii).

(iv)	If a party to any Finance Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with sub-clause (i) above (including, for the avoidance of doubt, where sub-clause (iii) above applies), then:

(A)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(B)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100 per cent., until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

(b)	FATCA Gross-Up:

(i)	If a Borrower or any Security Party making a payment under a Finance Document is required to make a FATCA Deduction, that Borrower or Security Party shall make that FATCA Deduction and shall make a payment to the United States government within the time allowed and in the amount required by FATCA.

(ii)	If a FATCA Deduction is required to be made by a Borrower or any Security Party, the amount of the payment due from that Borrower or any Security Party shall be increased to an amount which (after making any FATCA Deductions) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(iii)	Each of the Borrowers and the Security Parties shall promptly upon becoming aware that a FATCA Deduction is required (or that there is any change in the rate or basis of a FATCA Deduction) notify the Facility Agent accordingly. A Lender shall notify the Facility Agent on becoming aware that a FATCA Deduction (or that a change in the rate or basis of a FATCA Deduction) may be required on a payment to such Lender.

(iv)	Within 30 days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrowers or any Security Party, as applicable, shall deliver to the Facility Agent for the party entitled to the payment evidence reasonably satisfactory to that party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS.

(v)	Each Creditor Party may make any FATCA Deduction it is required to make under FATCA, and any payment required in connection with that FATCA Deduction, and none of the Creditor Parties shall be required to increase any payment in respect of which it makes such a FATCA Deduction. A Creditor Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Facility Agent.

(vi)	If the Facility Agent is required to make a FATCA Deduction in respect of a payment to a Creditor Party which relates to a payment by a Borrower or any Security Party, the amount of the payment due from that Borrower or Security Party, as the case may be, shall be increased to an amount which (after the Facility Agent has made such FATCA Deduction) leaves the Facility Agent with an amount equal to the payment which would have been made by the Facility Agent if no FATCA Deduction had been required.

(vii)	The Facility Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Lender which relates to a payment by any Borrower or any Security Party (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrowers and the relevant Lender.

(c)	FATCA Indemnity:

(i)	The Borrowers shall (within 3 Business Days of demand by the Facility Agent) indemnify each Creditor Party and pay to each such Creditor Party an amount equal to the taxes, losses, liabilities or costs which such Creditor Party determines will be or has been (directly or indirectly) suffered by such party as a result of the Borrowers or any Security Party making a FATCA Deduction in respect of a payment due to such Creditor Party under a Finance Document, or any taxes, penalties, interest or other amounts being asserted against or imposed on such Creditor Party by any taxing authority of or in the United States under FATCA.

(ii)	Notwithstanding anything to the contrary, if any Creditor Party is a FATCA Exempt Party, and after reasonable request of the Borrowers at least 60 days prior to the next Interest payment date, such Creditor Party has not provided the Borrowers with written confirmation that it is a FATCA Exempt Party on or prior to the next Interest payment date after such request, then, unless the status of such party under FATCA is publicly published by the United States Government or is otherwise publicly available in connection with FATCA, the Borrowers shall not be required to indemnify such Creditor Party for United States Federal taxes imposed under FATCA pursuant to this Clause 22.5 until such time as such Creditor Party shall have provided written notification of its status as a FATCA Exempt Party.

(iii)	A Creditor Party making, or intending to make, a claim under sub-clause (i) above shall promptly notify the Facility Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	No Double FATCA Indemnity:

This Clause 22.5 shall be the sole remedy for the payment of any United States Federal taxes imposed under FATCA and no such FATCA taxes shall be paid or indemnified under Clause 21 or any other sub-clause of Clause 22.

(e)	FATCA Mitigation:

(i)	If a FATCA Deduction is or will be required to be made by the Borrowers under Clause 22.5(b) or (c) in respect of a payment to any FATCA Non-Exempt Lender, the Borrowers may (but shall not be required to), in addition to making any FATCA Deductions already required and any associated gross-up and indemnity payments under this Clause 22.5, elect to either:

(A)	prepay in full the Contribution of the FATCA Non-Exempt Lender (plus accrued and unpaid interest, if any, and all other amounts then due the FATCA Non-Exempt Lender) in accordance with and subject to the conditions of Clause 8 upon 15 days’ written notice to the Facility Agent and such FATCA Non-Exempt Lender, specifying the amount to be prepaid, the date on which the prepayment is to be made and the basis for the FATCA Deduction, or

(B)	if no Event of Default or Potential Event of Default has occurred and is continuing, nominate one or more Transferee Lenders who upon becoming a Lender would be an Exempt FATCA Party, by notice in writing to the Facility Agent and the FATCA Non-Exempt Lender specifying the terms of the proposed transfer, and, subject to sub-clause (ii) below, cause such Transferee Lender(s) to purchase all of the FATCA Non-Exempt Lender’s Contribution and Commitment.

(ii)	If the Borrowers elect to nominate one or more Transferee Lenders under Clause 22.5(e)(i)(B), the relevant FATCA Non-Exempt Lender shall transfer its Contribution and Commitment to such Transferee Lender(s), but only after such FATCA Non-Exempt Lender has received one or more payments from the Borrowers and such Transferee Lender(s) in an aggregate amount at least equal to the aggregate outstanding Contribution of such FATCA Non-Exempt Lender, together with accrued interest thereon to the date of payment of such Contribution and all other amounts payable to such FATCA Non-Exempt Lender under the Finance Documents.

(iii)	If a FATCA Deduction is or will be required to be made by the Borrowers under Clause 22.5(b) or (c) in respect of a payment to any Creditor Party as a result of the Facility Agent not being a FATCA Exempt Party, at the written request of the Creditor Party, the Facility Agent shall resign and a successor Facility Agent who is a FATCA Exempt Party shall be appointed pursuant to the Agency and Trust Deed.

22.7	Stamp taxes

The Borrowers must pay and indemnify each Creditor Party against any stamp duty, registration or other similar Tax payable by that Creditor Party in connection with the entry into, performance or enforcement of any Finance Document.

22.8	Value added taxes

Any amount (including costs and expenses) payable under a Finance Document by the Borrowers is exclusive of any value added tax or any other tax of a similar nature which might be chargeable in connection with that amount. If any such tax is chargeable, the Borrowers must pay to the Facility Agent (in addition to and at the same time as paying that amount) an amount equal to the amount of that tax.

23	ILLEGALITY, ETC

23.1	Illegality

This Clause 23 applies if a Lender or any affiliate of a Lender (the “Notifying Lender”) notifies the Facility Agent that it has become, or will with effect from a specified date, become, in any applicable jurisdiction:

(a)	unlawful and/or contrary to, or declared by any Sanctions Authority to be contrary to, Sanctions or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation and/or contrary to, or declared by any Sanctions Authority to be contrary to, Sanctions,

for the Notifying Lender to perform, maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain the Loan.

23.2	Notification of illegality

The Facility Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Facility Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Facility Agent notifying the Borrowers under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution on the last day of the then current Interest Period accordance with Clause 8.

24	INCREASED COSTS

24.1	Increased costs

This Clause 24 applies if a Lender or any affiliate of a Lender (the “Notifying Lender”) notifies the Facility Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on a Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	the implementation or application of, or compliance with, Basel III, CRD IV or CRR or any law or regulation that implements or applies Basel III, CRD IV or CRR (whether such implementation, application or compliance is by a government, regulator or the Notifying Lender or a parent company or affiliate of it),

(d)	in each case when compared to the cost of complying with such regulations as determined by the Notifying Lender (or parent company or affiliate of it) on the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company), the Notifying Lender (or a parent company or affiliate of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased costs”

In this Clause 24, “increased costs” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate or an Additional Lender’s Certificate or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company or affiliate of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Notification to Borrowers of claim for increased costs

The Facility Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Facility Agent received from the Notifying Lender under Clause 24.1.

24.4	Payment of increased costs

The Borrowers (or, subject to Clause 29.2, each applicable Affected Borrower), shall pay to the Facility Agent, on the Facility Agent’s demand, for the account of the Notifying Lender the amounts which the Facility Agent from time to time notifies the Borrowers (or each relevant Affected Borrower), that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment

If the Borrowers are (or, subject to Clause 29.2, each applicable Affected Borrower is) not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrowers (or each Affected Borrower) may give the Facility Agent not less than 15 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment

A notice under Clause 24.5 shall be irrevocable; the Facility Agent shall promptly notify the Notifying Lender of the Borrowers’ (or each relevant Affected Borrower’s) notice of intended prepayment; and:

(a)	on the date on which the Facility Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrowers (or each relevant Affected Borrower) shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7	Application of prepayment

Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party may following the occurrence of an Event of Default and without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrowers;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrowers to the Facility Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrowers.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by the Borrowers

The Borrowers may not assign or transfer any of their rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender

Subject to Clause 26.4, a Lender (the “Transferor Lender”) may, at any time, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b); or

(d)	all or part of its credit risk under this Agreement and the other Finance Documents,

to be syndicated to or, (in the case of its rights) assigned, pledged or transferred to, or (in the case of its obligations) pledged or assumed by, any third party (a “Transferee Lender”) by delivering to the Facility Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Facility Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Facility Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement. All costs and expenses relating to a transfer effected pursuant to this Clause 26.2 shall be borne by the Transferee Lender.

A transfer pursuant to this Clause 26.2 shall:

(i)	be effected without the consent of the Borrowers:

(A)	following the occurrence of an Event of Default;

(B)	if such transfer is to a subsidiary or any other company or financial institution which is in the same ownership or control as one of the Lenders; and

(ii)	in all other circumstances, require the consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed) which should be provided within 5 days otherwise such consent shall be deemed to have been provided.

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Facility Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	ensure that all relevant “know your customer” requirements in connection with the Transferee Lender are complied with under all applicable laws and regulations and shall promptly notify the other Lenders and the Transferee Lender accordingly;

(b)	sign the Transfer Certificate on behalf of itself the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders and the Swap Bank;

(c)	on behalf of the Transferee Lender, send to the Borrowers and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(d)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Facility Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate

No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrowers, any Security Party, the Facility Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Facility Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Facility Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents (other than a Master Agreement) are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrowers or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents (other than a Master Agreement) which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Facility Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrowers or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents (other than a Master Agreement) which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document (other than a Master Agreement), the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrowers or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period, the Facility Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4 or, as the case may be, Clause 2.5) of the Transfer Certificate; and the Facility Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Facility Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Facility Agent and conditions to sign Transfer Certificates

The Borrowers, the Security Trustee, each Lender and the Swap Bank irrevocably authorises the Facility Agent to sign Transfer Certificates on its behalf. The Borrowers and each Security Party irrevocably agree to the transfer procedures set out in this Clause 26 and to the extent the cooperation of the Borrowers and/or any Security Party shall be required to effect any such transfer, the Borrowers and such Security Party shall take all necessary steps to afford such cooperation.

The Facility Agent shall only be obliged to execute a Transfer Certificate as soon as it is satisfied that all “know your customer” requirements are complied with under all applicable laws and regulations in connection with the Transferee Lender.

26.11	Registration fee

In respect of any Transfer Certificate, the Facility Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Facility Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents (other than a Master Agreement) without the consent of, or any notice to, the Borrowers, any Security Party, the Facility Agent or the Security Trustee or any other Creditor Party; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Facility Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information

A Lender may, without the prior consent of the Borrowers or any Security Party, disclose to:

(a)	a potential Transferee Lender or sub participant as well as, where relevant, to rating agencies, trustees and accountants;

(b)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(c)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(d)	to whom or for whose benefit that Lender charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 26.16,

any financial or other information which that Lender has received in relation to the Loan, the Borrowers, any Security Party or their affairs and collateral or security provided under or in connection with any Finance Document, their financial circumstances and any other information whatsoever, as that Lender may deem reasonably necessary or appropriate in connection with the potential syndication, the assessment of the credit risk and the ongoing monitoring of the Loan by any potential Transferee Lender and that Lender shall be released from its obligation of secrecy and from banking confidentiality. The Lender concerned and the Borrowers shall require that any such potential Transferee Lender, sub-participant, rating agency, trustee or accountant signs a confidentiality agreement. The Borrowers shall, and shall procure that any other Security Party shall:

(i)	provide the Creditor Parties (or any of them) with all information deemed, reasonably, necessary by the Creditor Parties (or any of them) for the purposes of any transfer or sub-participation to be effected pursuant to this Clause 26;

(ii)	procure that the directors and offices of the Borrowers or any Security Party are available to participate in any meeting with any Transferee Lender or any rating agency at such times and places as the Creditor Parties may reasonably request on notice (to be served on the Borrowers reasonably in advance) to the Borrowers or that Security Party; and

(iii)	permit any Transferee Lender to board any Ship at all reasonable times to inspect its condition with reasonable notice to the Borrowers (after taking into consideration the relevant Ship’s schedule).

26.14	Change of lending office

A Lender may change its lending office by giving notice to the Facility Agent and the change shall become effective on the later of:

(a)	the date on which the Facility Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification

On receiving such a notice, the Facility Agent shall notify the Borrowers and the Security Trustee; and, until the Facility Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Facility Agent last had notice.

26.16	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrowers or any Security Party at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document (other than a Master Agreement) to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by a Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.17	Replacement of Reference Bank

If the Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrowers, the Facility Agent and the Majority Lenders otherwise agree, the Facility Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.18	Replacement of a Defaulting Lender

(a)	If:

(i)	any Lender becomes a Defaulting Lender; or

(ii)	a Borrower becomes obliged to repay any amount in accordance with Clause 23 (Illegality) or to pay any additional amounts pursuant to Clause 24 (Increased Costs), Clause 22.2 (Grossing-up for taxes) or Clause 22.3 (Indemnity and evidence of payment of taxes) to any Lender, the Borrowers may , at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Facility Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to this Clause 26 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrowers, and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with this Clause 26 for a purchase price in cash payable at the time of transfer which is in an amount equal to the outstanding principal amount of such Lender’s Contribution and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents;

(b)	of the replacement of a Defaulting Lender pursuant to this Clause 26.18 shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Facility Agent or Security Trustee;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(iii)	the transfer must take place no later than 7 Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to such Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Borrowers when it is satisfied that it has complied with those checks.

26.19	Excluded Commitments

If:

(a)	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days of that request being made;

(b)	or any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (i), (ii) and (iii) of Clause 27.2 (Exceptions) or such a vote within 10 Business Days of that request being made

(unless in either case the Borrowers and the Facility Agent agree to a longer time period in relation to any request):

(i)	its Commitment shall not be included for the purpose of calculating the Total Commitments under the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

26.20	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any undrawn Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Loan; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitment under the Loan will be reduced by the amount of its undrawn Commitment under the Loan and, to the extent that that reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 26.20 the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

27	VARIATIONS AND WAIVERS

27.1	Required consents

(a)	Subject to Clause 27.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Creditor Parties and the Borrowers.

(b)	Any instructions given by the Majority Lenders will be binding on all the Creditor Parties.

(c)	The Facility Agent may effect, on behalf of any Creditor Party, any amendment or waiver permitted by this Clause.

27.2	Exceptions

(a)	However, Clause 27.1 applies as if the words “the Majority Lenders” were replaced therein by the words “all Lenders” as regards an amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Finance Documents” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest fees, commission or other amount payable or the rate at which they are calculated under any of the Finance Documents;

(iv)	an increase in or an extension of any Lender’s Commitment;

(v)	any provision which expressly requires the consent of all the Lenders; or

(vi)	Clause 3, Clause 8, Clause 11.5, 11.6, 11.7 and 11.21, Clause 15, Clause 16.4, Clause 17, Clause 22, Clause 23, Clause 26 or this Clause 27.2;

(vii)	the nature, scope or release of any Security Interest, guarantee, indemnities or subordination arrangement created by any Finance Document or the manner in which the proceeds of enforcement of any Security Interest are distributed;

(viii)	a change to any Borrower or any Security Party;

(ix)	any change of the currency in which the Loan is provided or any amount is payable under any of the Finance Documents; and

(x)	extend the Availability Period.

(b)	an amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger or the Security Trustee may not be effected without the consent of the Facility Agent, the Arranger or the Security Trustee, as the case may be.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications

A notice shall be sent:

(a)	to the Borrower:

c/o Capital Ship Management Corp. 3 Iassonos Street 185 37 – Piraeus Greece Fax No: +30 210 4285 679 for the attention of the Chief Financial Officer

(b)	to a Lender:	at the address below its name in Schedule 1 or (as the case
may require) in the relevant Transfer Certificate.

(c)	to the Swap Bank:	ING Bank N.V.
Foppingadreef 7
PO Box 1800, NL-1000 BV
Amsterdam
The Netherlands

Fax No: +31 20 501 3381 and (additionally) +31 20 501 3161

Attn: Operations/Derivatives/TRC 00.13, Financial Markets/Operations/Forex/Money Markets TRC 01.003 and Head of Legal Financial Markets

(d)	to the Facility Agent	ING Bank N.V., London Branch
	and Security Trustee:	60 London Wall
London EC2M 5TQ
England

Fax No: +44 207 767 7324

or to such other address as the relevant party may notify the Facility Agent or, if the relevant party is the Facility Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication

Any communication to be made between the Facility Agent and a Lender or the Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Creditor Party:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Facility Agent and a Lender or the Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party to the Facility Agent, only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

28.8	English language

Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of “notice”

In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28.10	Communication when Agent is Impaired Agent

If the Facility Agent is an Impaired Agent, the parties to this Agreement may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

29	JOINT AND SEVERAL LIABILITY

29.1	General

Subject to Clause 29.2, all liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clauses 29.2 and 29.3, joint.

29.2	Dropdown

(a)	Notwithstanding the provisions of Clause 29.1, upon the occurrence of a Dropdown:

(i)	the Affected Borrower to which such Dropdown relates shall automatically cease to be joint and severally liable for the obligations of any Borrower which is not an Affected Borrower, and shall become joint and severally liable for the obligations under Clause 6 (Repayment and Prepayment), Clause 7 (Default Interest), Clause 8.9 (Mandatory Prepayment), Clause 5 (Interest), Clause 21.2 (Break Costs) and Clause 24.1 (Increased costs) (together, the “Affected Clauses”) in relation to the Tranche(s) financing the Ship(s) of the other Affected Borrower(s);

(ii)	each of the Borrowers other than any Affected Borrower shall be automatically released from their obligations under the Affected Clauses in relation to the Tranche(s) financing the Ship(s) of the Affected Borrower(s); and

(iii)	such Affected Borrower shall be automatically released from its obligations under the Affected Clauses in relation to each of the Tranche(s) which are not financing the Ship(s) of the Affected Borrower(s).

(b)	Where this Agreement provides for any payment other than under the Affected Clauses (any such payment being an “Unscheduled Amount”) and save as contemplated in Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) and Clause 22.2 (Grossing-up for taxes), the Affected Borrower(s) shall be joint and severally liable for a pro-rata share of such Unscheduled Amount corresponding to the Relevant Proportion. For the purposes of claiming any such Unscheduled Amount, a demand made upon the Borrowers for the full amount of the Unscheduled Amount shall be deemed to be a demand served on each Borrower (including on any Affected Borrower in the Relevant Proportion of such Unscheduled Amount) for the amount of such Unscheduled Amount for which each such Borrower is liable.

(c)	This Clause shall not relieve the Borrowers or any other Security Parties from:

(i)	the consequences of the Borrowers (or any of them) failing to meet their respective obligations under the Affected Clauses at any time; or

(ii)	any claim or demand made by any Finance Party on an Affected Borrower (or any other Security Party in relation to such claim or demand) prior to the Dropdown relating to such Affected Borrower.

29.3	No impairment of Borrower’s obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	any Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.4	Principal debtors

Subject to Clause 29.2, each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

29.5	Subordination

Subject to Clause 29.6, during the Security Period, no Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.6	Borrower’s required action

If during the Security Period, the Facility Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.5, in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Facility Agent’s notice.

30	CONFIDENTIALITY

30.1	Confidential Information

Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clauses 31.2 and 31.3 and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.2	Disclosure of Confidential Information

Any Creditor Party may disclose:

(a)	to any of its affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent and, in each case, to any of that person’s affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrowers and/or any Security Party and to any of that person’s affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Creditor Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 26.17;

(viii)	who is a party to a Finance Document, a member of a Group, or any related entity of the Borrowers or any Security Party; or

(ix)	with the consent of the Borrowers;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Creditor Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Creditor Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrowers and/or the Security Parties.

30.3	Disclosure to numbering service providers

(a)	Any Creditor Party may disclose to any national or international numbering service provider appointed by that Creditor Party to provide identification numbering services in respect of this Agreement, the Loan and/or the Borrowers and/or the Security Parties the following information:

(i)	names of the Borrowers and the Security Parties;

(ii)	country of domicile of the Borrowers and the Security Parties;

(iii)	place of incorporation of the Borrowers and the Security Parties;

(iv)	date of this Agreement;

(v)	governing law;

(vi)	the name of the Facility Agent;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of the Loan;

(ix)	amount of Total Commitments;

(x)	currency of the Loan;

(xi)	type of facility;

(xii)	ranking of facility;

(xiii)	final Repayment Date;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Creditor Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services;

(b)	the parties to this Agreement acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or the Borrowers and/or any Security Party by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider;

(c)	the Borrowers represent that none of the information set out in paragraphs (a)(i) to (a)(xv) above is, nor will at any time be, unpublished price-sensitive information; and

(d)	the Facility Agent shall notify the Borrowers and the other Creditor Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or the Borrowers and/or the Security Parties; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or the Borrowers and/or the Security Parties by such numbering service provider.

30.4	Entire agreement

This Clause 30 constitutes the entire agreement between the parties to this Agreement in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.5	Inside information

Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

30.6	Notification of disclosure

Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 30.2 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 30.

30.7	Continuing obligations

The obligations in this Clause 30 are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Borrowers and the Security Parties under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Creditor Party otherwise ceases to be a Creditor Party.

30.8	Defaulting Lender

The Agent:

(a)	may disclose; and

(b)	on the written request of the Guarantor or Substitute Guarantor or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Guarantor or Substitute Guarantor and to the other Creditor Parties.

31	SUPPLEMENTAL

31.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

31.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

31.3	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

31.4	Benefit and binding effect

The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective (including subsequent) successors and permitted assigns and transferees.

32	LAW AND JURISDICTION

32.1	English law

This Agreement and any non-contractual obligation arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

32.2	Exclusive English jurisdiction

Subject to Clause 32.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

32.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 32.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

32.4	Process agent

Each Borrower irrevocably appoints Curzon Maritime Ltd. at its office for the time being, presently at 30/33 Minories Street, St. Clare House, London EC3N 1DJ, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

32.5	Creditor Party rights unaffected

Nothing in this Clause 32 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

32.6	Meaning of “proceedings”

In this Clause 32, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment ($)	Percentage of Total Commitments (%)
ING Bank N.V., London Branch	60 London Wall London EC2M 5TQ England	997,830,000	100

SCHEDULE 2

DRAWDOWN NOTICE

To:	ING BANK N.V., London Branch

60 London Wall

London EC2M 5TQ

England

Attention: [Loans Administration]

1	We refer to the loan agreement (the “Loan Agreement”) dated [●] 2015 and made between us, as Borrowers, the Lenders referred to therein, ING Bank N.V. as Swap Bank, and yourselves as Facility Agent and Security Trustee and in connection with a term loan facility of up to US$97,830,000in aggregate. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow [an Advance under Tranche [●] as follows:

(a)	Amount: US$[ ];

(b)	Drawdown Date: [ ];

(c)	Duration of the first Interest Period shall be [ ] months;

(d)	Payment instructions : account of [ ] and numbered [ ] with [ ] of [ ].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

5	[We authorise you to deduct any facility fees referred to in Clause 20.1 from the amount of the Advance].

Attorney-in-Fact

for and on behalf of

FILONIKIS PRODUCT CARRIER S.A.

HELIOS PRODUCT CARRIER S.A.

HERCULES PRODUCT CARRIER S.A.

IASON PRODUCT CARRIER S.A. and

ARCHON PRODUCT CARRIER S.A.

SCHEDULE 3

CONDITIONS PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of this Agreement, the Guarantee, the Shares Pledges and any other Finance Document if not otherwise referred to in this Schedule (and of each document required to be delivered by each Finance Document).

2	Certified copies of the certificate of incorporation and constitutional documents of each Security Party.

3	Copies of resolutions of the shareholders and directors of each Security Party authorising the execution of each of the Finance Documents to which it is a party and, in the case of the Borrowers, authorising named officers to give the Drawdown Notices and other notices under this Agreement and ratifying the execution of the Shipbuilding Contract relative to its Ship.

4	The original of any power of attorney under which any Finance Document is executed on behalf of each Security Party.

5	Copies of all consents which any Security Party requires to enter into, or make any payment under, any Finance Document or the Shipbuilding Contract relative to that Borrower.

6	Copies of the Underlying Documents and all amendments and supplements thereto and of all documents signed or issued by the parties thereto under or in connection with it.

7	Such documentary evidence as the Facility Agent and its legal advisers may reasonably require in relation to the due authorisation and execution by the parties to each Underlying Document and of all documents to be executed by those parties under that Underlying Document.

8	All documentation required by the Facility Agent in relation to any Security Party pursuant to the Facility Agent’s “know your customer” requirements.

9	Documentary evidence that the agent for service of process named in Clause 32.4 has accepted its appointment.

10	Favourable legal opinions from lawyers appointed by the Facility Agent on such matters concerning the laws of the Marshall Islands, Liberia, People’s Republic of China, South Korea and such other relevant jurisdictions as the Facility Agent may require.

11	If the Facility Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Facility Agent.

PART B– DELIVERY ADVANCE

The following are the documents referred to in Clause 9.1(b) in relation to a drawdown of a Delivery Advance.

In Part B of this Schedule 2, “Relevant Ship” means the Ship, the construction of which is to be financed or, as the case may be, re financed by the relevant Delivery Advance and “Relevant Borrower” means the Borrower which is or is to become the owner of that Relevant Ship on delivery.

12	A duly executed original of the Mortgage, any Deed of Covenant, the General Assignment and any Charterparty Assignment (and of each document to be delivered under each of them) in respect of the Relevant Ship.

13	Documentary evidence that:

(a)	the Relevant Ship has been unconditionally delivered by the Builder to, and accepted by, the Relevant Borrower under the Shipbuilding Contract relative thereto, and the Contract Price due under that Shipbuilding Contract (in addition to the part to be financed by the Delivery Advance) has been duly paid (together with, but not limited to, a copy of the bill of sale issued by the Builder and the builder’s certificate);

(b)	the Relevant Ship is definitively and permanently (or, if permitted by the relevant Approved Flag, provisionally) registered in the name of the Relevant Borrower under an Approved Flag;

(c)	the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Borrower save as contemplated by the Finance Documents;

(d)	the Relevant Ship maintains the highest available class with such first-class classification society which is a member of IACS as the Lender may approve free of all recommendations and conditions of such classification society (except any that customarily apply to newbuilding vessels);

(e)	the relevant Mortgage has been duly registered or recorded (as the case may be) against the Relevant Ship as a valid first priority or preferred ship mortgage in accordance with the laws of an Approved Flag State; and

(f)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

14	Documents establishing that the Relevant Ship will be or has been, as from its Delivery Date, be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)	the Approved Manager’s Undertaking in respect of the Relevant Ship; and

(b)	copies of the document of compliance (DOC), the ISSC and any other ISPS document and the safety management certificate (SMC) referred to in paragraph (a) of the definition of the ISM Code Documentation certified as true and in effect by the Relevant Borrower and the Approved Manager.

15	Two valuations of the Relevant Ship addressed to the Facility Agent and dated not earlier than 30 days before the Drawdown Date in respect of the Relevant Ship, each prepared at the cost of the Borrowers by an Approved Broker, in the case of the first valuation, selected and appointed by the Borrowers and in the case of the second valuation, selected and appointed by the Facility Agent and otherwise prepared in accordance with Clause 15.4.

16	Evidence that the Earnings Account in respect of the Relevant Ship has been duly opened with the Facility Agent by the Relevant Borrower.

17	A favourable opinion (at the cost of the Borrowers) from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Relevant Ship as the Facility Agent may require.

18	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Approved Flag State and such other relevant jurisdictions as the Facility Agent may require.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrowers.

PART C- ADVANCES OTHER THAN THE DELIVERY ADVANCE

The following are the documents referred to in Clause 9.1(c).

In Part C of this Schedule 2, “Relevant Instalment” means the instalment payable pursuant to Article II of the Shipbuilding Contract relating to a Designated Ship (the “Relevant Shipbuilding Contract”) which is to be part-financed or, as the case may be, re-financed in part by the Advance being drawndown on the relevant Drawdown Date.

1	A duly executed original of the Pre-Delivery Security Assignment (and of each document required to be delivered thereunder) in respect of such Designated Ship.

2	Signed acknowledgments from the Builder and the Refund Guarantors in the form acceptable to the Facility Agent and set out in Appendix 1 of the relevant Pre-Delivery Security Assignment.

3	If the Advance being drawn down is intended to refinance any Relevant Instalment, documentary evidence that the full amount of such Relevant Instalment has been paid by the relevant Borrower.

4	A copy of the stage certificate which is a condition to the payment of the Relevant Instalment pursuant to the Relevant Shipbuilding Contract issued by the applicable classification society surveyor.

5	Evidence satisfactory to the Facility Agent as to the amounts due and payable by the relevant Borrower to the Builder in respect of the Relevant Instalment pursuant to the Relevant Shipbuilding Contract.

6	If the Advance being drawn down is to be used to finance the Relevant Instalment, documentary evidence that the full amount of the Relevant Instalment (in addition to that part which is to be financed by the relevant Advance) has been duly paid or will be paid at the same time.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To: ING BANK N.V., London Branch for itself and for and on behalf of the Borrowers, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[            ] 201[  ]

1	This Certificate relates to a Loan Agreement (as amended and restated on [●] 2013, the “Loan Agreement”) dated [●] 2015 and made between (1) FILONIKIS PRODUCT CARRIER S.A., HELIOS PRODUCT CARRIER S.A., HERCULES PRODUCT CARRIER S.A., IASON PRODUCT CARRIER S.A. and ARCHON PRODUCT CARRIER S.A. (together, the “Borrowers”), (2) the banks and financial institutions named therein, (3) ING Bank N.V. as Swap Bank and (4) ING Bank N.V., London Branch as Facility Agent and Security Trustee and, for a term loan facility of up to US$97,830,000in aggregate.

2	In this Certificate:

“the Relevant Parties” means the Facility Agent, each Borrower, [each Security Party], the Security Trustee, and each Lender;

“the Transferor” means [full name] of [lending office];

“the Transferee” means [full name] of [lending office].

Terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.

3	The effective date of this Certificate is .........20[●] Provided that this Certificate shall not come into effect unless it is signed by the Facility Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [ ] per cent. of the Contribution outstanding to the Transferor (or its predecessors in title) which is set out below:

Contribution	Amount transferred

5	By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[ ]] [from [ ] per cent. of its Commitment, which percentage represents $[ ]] and the Transferee acquires a Commitment of $[ ].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Facility Agent, at the request of the Transferee (which request is hereby made) accepts, for the Facility Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party:

(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above;

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Facility Agent, the Security Trustee, any Lender in the event that:

(i)	the Finance Documents prove to be invalid or ineffective,

(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of any Borrower or Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Facility Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Facility Agent and the Security Trustee severally, on demand, fully to indemnify the Facility Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Facility Agent’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Facility Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Facility Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Facility Agent

Signed for itself and for and on behalf of itself

as Facility Agent and for every other Relevant Party

ING Bank N.V., London Branch

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

DESIGNATION NOTICE

To:	FILONIKIS PRODUCT CARRIER S.A.

HELIOS PRODUCT CARRIER S.A.

HERCULES PRODUCT CARRIER S.A.

IASON PRODUCT CARRIER S.A. and

ARCHON PRODUCT CARRIER S.A.

- and –

ING BANK N.V., LONDON BRANCH

[●] 2015

Dear Sirs

Loan Agreement dated [●] 2015 made between (inter alia) (i) yourselves as Borrowers, (ii) the Lenders, (iii) ourselves as Swap Bank and (iv) ING Bank N.V., London Branch as Facility Agent and Security Trustee in respect of a term loan facility of up to US$97,830,000 in aggregate (the “Loan Agreement”)

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated [●] made between ourselves and [●]; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [●] and addressed by [●] to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

for and on behalf of
[ING BANK N.V.]

SCHEDULE 6

POWER OF ATTORNEY

Know all men by these presents that [name of Borrower] (the “Company”), a company incorporated in Liberia and having its registered address at 80 Broad Street, Monrovia, Liberia irrevocably and by way of security appoints ING Bank N.V., London Branch (the “Attorney”) of 60 London Wall, London EC2M 5TQ, England its attorney, to act in the name of the Company and to exercise any right, entitlement or power of the Company in relation to [name of classification society] (the “Classification Society”) and/or to the classification records of any vessel owned, controlled or operated by the Company including, without limitation, such powers or entitlement as the Company may have to inspect the class records and any files held by the Classification Society in relation to any such vessel and to require the Classification Society to provide to the Attorney or to any of its nominees any information, document or file which the Attorney may request.

Ratification of actions of attorney. For the avoidance of doubt and without limiting the generality of the above, it is confirmed that the Company hereby ratifies any action which the Attorney takes or purports to take under this Power of Attorney and the Classification Society shall be entitled to rely hereon without further enquiry.

Delegation. The Attorney may exercise its powers hereunder through any officer or through any nominee and/or may sub-delegate to any person or persons (including a Receiver and persons designated by him) all or any of the powers (including the discretions) conferred on the Attorney hereunder, and may do so on terms authorising successive sub-delegations.

This Power of Attorney was executed by the Company as a Deed on [date].]

EXECUTED as a DEED by	)
[●]	)
acting by two directors or one director	)
and the company secretary	)

Director:

Director/Secretary:

EXECUTION PAGES

BORROWERS

SIGNED by /s/ Valasia Gkigkilini	)
for and on behalf of	)
FILONIKIS PRODUCT CARRIER S.A.	)
in the presence of /s/ Daphne Elektra A. Stamatopoulos	)

SIGNED by /s/ Valasia Gkigkilini	)
for and on behalf of	)
HELIOS PRODUCT CARRIER S.A.	)
in the presence of /s/ Daphne Elektra A. Stamatopoulos	)

SIGNED by /s/ Valasia Gkigkilini	)
for and on behalf of	)
HERCULES PRODUCT CARRIER S.A.	)
in the presence of /s/ Daphne Elektra A. Stamatopoulos	)

SIGNED by /s/ Valasia Gkigkilini	)
for and on behalf of	)
IASON PRODUCT CARRIER S.A.	)
in the presence of /s/ Daphne Elektra A. Stamatopoulos	)

SIGNED by /s/ Valasia Gkigkilini	)
for and on behalf of	)
ARCHON PRODUCT CARRIER S.A.	)
in the presence of /s/ Daphne Elektra A. Stamatopoulos	)

LENDERS

SIGNED by /s/ Aikaterina Dimitriou	)
for and on behalf of	)
ING BANK N.V., LONDON BRANCH	)
in the presence of /s/ Daphne Elektra A. Stamatopoulos	)

SWAP BANK

SIGNED by /s/ Aikaterina Dimitriou	)
for and on behalf of	)
ING BANK N.V.	)
In the presence of /s/ Daphne Elektra A. Stamatopoulos	)

FACILITY AGENT

SIGNED by /s/ Aikaterina Dimitriou	)
for and on behalf of	)
ING BANK N.V., LONDON BRANCH	)
in the presence of /s/ Daphne Elektra A. Stamatopoulos	)

SECURITY TRUSTEE

SIGNED by /s/ Aikaterina Dimitriou	)
for and on behalf of	)
ING BANK N.V., LONDON BRANCH	)
in the presence of /s/ Daphne Elektra A. Stamatopoulos	)